Exhibit 10.6.1

LIMITED LIABILITY COMPANY AGREEMENT

RACING PRO LEAGUE, LLC

(A Delaware Limited Liability Company)

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. MEMBERS SHOULD BE AWARE THAT THEY SHALL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

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ARTICLE I

GENERAL

1.1	Formation of Company	1
1.2	Defined Terms	1
1.3	Conflicts with the Certificate of Formation and the Delaware Act	1
1.4	Purpose and Powers	1
1.5	Name	1
1.6	Principal Office	2
1.7	Registered Agent and Office	2
1.8	Status of Members	2

ARTICLE II

CAPITALIZATION

2.1	Capitalization Schedule	2
2.2	Types of Units	2
2.3	Issuances of Securities	2
2.4	Preemptive Rights	2
2.5	Resignation of Member Status	3
2.6	Cessation Events; Effect on Member Status	3

ARTICLE III

CAPITAL CONTRIBUTIONS

3.1	Capital Contributions	3
3.2	Service Contributions	5
3.3	No Third Party Rights	6
3.4	Loans	6
3.5	No Interest on Capital	6
3.6	No Redemption or Return of Capital	6

ARTICLE IV

ALLOCATION OF NET PROFITS AND NET LOSSES

4.1	Fiscal Year and Tax Year	6
4.2	Capital Accounts	7
4.3	Members Receiving Allocations	7
4.4	Allocation of Net Profits and Net Losses	7
4.5	Special Allocations	7
4.6	Loss Limitation	8
4.7	Curative Allocations	8
4.8	Tax Allocations: Code Section 704(c)	9
4.9	Other Allocation Rules	9
4.10	Adjustments to Capital Accounts	9
4.11	Proposed Regulations Election	9

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(continued)

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ARTICLE V

DISTRIBUTIONS

5.1	Persons Entitled to Distributions	10
5.2	Timing of Distributions	10
5.3	Conditions to and Terms of Distributions	10
5.4	Distribution Priorities	10
5.5	Distribution of Assets In Kind	10
5.6	Tax Distributions	11
5.7	Amounts Withheld	11

ARTICLE V

GOVERNANCE

6.1	General Power and Authority of the Board	12
6.2	General Power and Authority of the Members	12
6.3	Designation of Managers	13
6.4	Compensation of Managers; Reimbursement of Expenses	14
6.5	Meetings and Actions of the Board	14
6.6	Matters Requiring Approval of the Board	16
6.7	No Appraisal Rights	16
6.8	Delegation of Authority; Officers	16
6.9	Other Company Entity Boards	18

ARTICLE VII

DUTIES; STANDARDS OF CONDUCT; LIABILITY; INDEMNIFICATION

7.1	Duties; Standards of Conduct	18
7.2	Conflict of Interest Transactions	19
7.3	Business Opportunities	19
7.4	Limited Liability; Exculpation	20
7.5	Indemnification	20

ARTICLE VIII

TRANSFER LIMITATIONS

8.1	Transfers Generally	22
8.2	Transfer to Affiliates	22
8.3	Transfer Upon Death	23
8.4	Rights and Obligations of Transferors	23
8.5	Rights and Obligations of Transferees	23
8.6	Admission of Transferees as Members	23
8.7	Further Restrictions on Transfer	24
8.8	Indemnification by Transferor	24

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(continued)

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ARTICLE IX

RIGHTS OF REFUSAL; TAG-ALONG RIGHTS

9.1	Right of Refusal	24
9.2	Tag-Along Rights	25
9.3	Exclusions	27

ARTICLE X

DRAG-ALONG RIGHT

10.1	Actions to be Taken in a Drag-Along Transaction
10.2	Conditions to Application

ARTICLE XI

REDEMPTION RIGHTS

11.1	Overview	27
11.2	Notice of Cessation Event
11.3	Exercise of the Redemption Right
11.4	The Redemption Price
11.5	Closing
11.6	Binding on Subsequent Holders
11.7	Liabilities after Purchase

ARTICLE XII

CERTAIN COVENANTS

12.1	Information Rights	27
12.2	Confidential Information	28

ARTICLE XIII

DISPUTE RESOLUTION; REMEDIES

13.1	Dispute Resolution	28
13.2	Equitable Relief	29
13.3	Jury Trial Waiver	29

ARTICLE XIV

ACCOUNTING AND RECORDS

14.1	Books and Records	29
14.2	Tax Matters	30
14.3	Tax as Partnership	30
14.4	Tax Returns and Information	30
14.5	Tax Withholding	30
14.6	Tax Refunds and Exemptions	30
14.7	Electronic Delivery of Schedule K-1	30
14.8	Valuation of Company Assets	30

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(continued)

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ARTICLE XV

DISSOLUTION AND WINDING UP

15.1	Term	31
15.2	Events of Dissolution	31
15.3	Winding Up the Company	31
15.4	No Deficit Capital Account Restoration	31
15.5	Allocations During Liquidation	31
15.6	Character of Liquidating Distributions	31
15.7	Deemed Distribution and Recontribution	32
15.8	Sharing of Proceeds From a Sale of the Company	32

ARTICLE XVI

MISCELLANEOUS

16.1	Costs and Expenses	32
16.2	Notices	32
16.3	Amendment of this Agreement	32
16.4	Construction	32
16.5	Reproduction of Documents	33
16.6	Further Assurances	33
16.7	Governing Law; Severability	33
16.8	Waiver of Compliance; Consents	33
16.9	Severability	34
16.10	Third-Party Beneficiary	34
16.11	Counterparts	34
16.12	Integration; Entire Agreement	34
16.13	Binding Provisions	34
16.14	Certain Acknowledgements	35

ARTICLE XVII

DEFINED TERMS

EXHIBITS

Exhibit A	-	Capitalization Schedule
Exhibit B	-	Joinder Certificate
Exhibit C	-	Matters Requiring Board Approval
Exhibit D	-	ELeague Structure
Exhibit E	-	704Games Deliverables
Exhibit F	-	RTAP Deliverables

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LIMITED LIABILITY COMPANY AGREEMENT
OF

RACING PRO LEAGUE, LLC

(A Delaware Limited Liability Company)

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), made and entered into effective as of March 1, 2019 (the “Effective Date”), is by and between the Persons fully executing this Agreement below and RACING PRO LEAGUE, LLC, a Delaware limited liability company (the “Company”).

BACKGROUND STATEMENT

The Company was formed on February 18, 2019 by the filing of its certificate of formation by the Delaware Secretary of State. The parties hereto hereby set forth this agreement regarding the management of the Company and the respective rights and obligations of the parties hereto.

STATEMENT OF AGREEMENT

The parties hereto agree as follows:

ARTICLE I

GENERAL

1.1 Formation of Company. The Company was formed and organized under and shall be operated in accordance with the Delaware Act.

1.2 Defined Terms. Capitalized terms not otherwise defined in the text hereof shall have the meanings given to them in Article XVII.

1.3 Conflicts with the Certificate of Formation and the Delaware Act. To the extent permitted by law, if this Agreement conflicts with the Company’s certificate of formation, this Agreement shall control and govern. To the extent permitted by law, if this Agreement conflicts with the Delaware Act, this Agreement shall control and govern. Further, if (a) this Agreement addresses a matter for which the Delaware Act provides a default rule, (b) the Delaware Act permits a limited liability company agreement to modify such default rule, and (c) this Agreement so modifies such default rule (even if such modification does not explicitly refer to such rule), this Agreement shall control and govern.

1.4 Purpose and Powers. The Company is formed for the purpose of (i) creating, owning and operating a stock car and/or stock truck racing themed, mass market, Esports multiplayer competition video gaming league based on the NASCAR Heat video game series, as more fully set forth herein (the “ELeague”), as described on Exhibit D, and pursuant to the terms and conditions of the NTP License Agreement and NASCAR License Agreement for so long as such agreements are in effect, and thereafter, pursuant to the terms and conditions of any other applicable third party license agreements which may or may not incorporate the NASCAR Heat title, and (ii) engaging in all other lawful transactions and business activities determined from time to time by the Board. The Company shall have any and all powers necessary or desirable to carry out the purposes and business of the Company, to the extent that the same may be lawfully exercised by limited liability companies under the Delaware Act.

1.5 Name. The business of the Company shall be conducted under the name Racing Pro League, LLC, or such other name determined by the Board.

1.6 Principal Office. The principal office of the Company shall be maintained at such place determined by the Board.

1.7 Registered Agent and Office. The registered agent and office of the Company shall be as provided in the Company’s certificate of formation or as otherwise determined by the Board.

1.8 Status of Members. The Members shall not be managers of the Company for purposes of the Delaware Act by virtue of their status as Members.

ARTICLE II

CAPITALIZATION

2.1 Capitalization Schedule. The Board shall create and maintain a schedule (the “Capitalization Schedule”) that sets forth the Units issued by the Company and the holders thereof. Any changes to such schedule made by the Board pursuant to the preceding sentence shall not constitute an amendment of this Agreement. The Capitalization Schedule as of the date hereof is attached hereto as Exhibit A. To the extent not already admitted, the Persons identified thereon are hereby admitted as Members as of the date hereof.

2.2 Types of Units. Each Interest shall be represented by Units. The Units shall be deemed securities for purposes of any applicable Uniform Commercial Code. The Units may be certificated in a form determined by the Board.

2.3 Issuances of Securities. The Company is hereby authorized to issue an unlimited number of securities. Subject to the other terms and conditions of this Agreement, the Board may create a new class or series of securities of the Company, having such terms, rights, benefits, powers, privileges and obligations as the Board shall determine. Subject to the other terms and conditions of this Agreement, the Board shall have the power and authority to offer and sell securities of the Company to any Person and admit a Person as a Member. Subject to the other terms and conditions of this Agreement, the issuance of securities may be made in exchange for such cash, property, or services, and on such other terms and conditions, as the Board determines. A Person to whom securities in the Company have been issued shall not become a Member, with the rights and privileges associated therewith, until such Person becomes a party to this Agreement by executing the Joinder Certificate attached hereto as Exhibit B.

2.4 Preemptive Rights.

(a) Overview. Subject to the other terms and conditions of this Agreement (including Supermajority Approval by the Board), except for Excluded Securities, the Company shall not, and shall cause each other Company Entity not to, issue, sell, offer, or exchange any securities in the Company or such Company Entity (as applicable) unless, in each case, the Company or the applicable Company Entity shall have first given written notice (an “Offer Notice”) to each Member, which shall state the Company’s or such Company Entity’s intention to offer securities, the types and amount of securities to be offered, the purchase price to be paid therefor and a summary of the other material terms of the proposed offering, and offer (a “Preemptive Offer”) to issue to each Member such Person’s Pro Rata Share of such securities upon the terms and subject to the conditions set forth in the Offer Notice.

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(b) Exercise of Rights. A Preemptive Offer shall remain open and irrevocable for a period of 30 days from the date it is delivered to the Members (the “Initial Acceptance Period”). A Member may accept a Preemptive Offer, in whole or in part, by delivering a written notice to the Company within the Initial Acceptance Period specifying the amount of securities the Member elects to purchase (the “Accepted New Securities”). Any such acceptance shall constitute an irrevocable, legally binding obligation of such Member to purchase the Accepted New Securities on the terms set forth in the Offer Notice.

(c) Allocation of Available Securities. If, at the end of the Initial Acceptance Period, the Members collectively have not accepted for purchase all of the securities subject to a Preemptive Offer, such remaining securities (the “Available New Securities”) shall be re-allocated for purchase among those Members agreeing to purchase their full Pro Rata Share of the securities pursuant to this Section 2.4, such re-allocation to be made as follows: (i) First, each such Member shall be entitled to purchase its Pro Rata Share of the Available New Securities (treating such Members as the only Members for purposes of determining their Pro Rata Share); (ii) Second, if any Available New Securities are not so purchased, each Member that agreed to acquire its adjusted Pro Rata Share of the remaining Available New Securities pursuant to clause (i) shall be entitled to purchase its Pro Rata Share of the then remaining Available New Securities (treating such Members as the only Members for purposes of determining their Pro Rata Share); and (iii) Third, the process set forth in clause (ii) shall be repeated with respect to any remaining Available New Securities until all of the securities are allocated and accepted for purchase among the Members or such Members notify the Company that they do not intend to purchase any more securities. Notwithstanding the foregoing, the allocation of Available New Securities for purchase among the Members shall be completed within 35 days of the end of the Initial Acceptance Period (such period, together with the Initial Acceptance Period, the “Acceptance Period”).

(d) Open Issuance Period. If the Members do not elect to purchase all of the securities subject to a Preemptive Offer, the Company or the applicable Company Entity may, subject to the other terms of this Agreement, issue, sell, offer or exchange the remaining unsubscribed portion of such securities to any Person or Persons at a price not less than, and upon terms (including terms that may be included in any side letter or other similar agreement) no more favorable to the offeree than, those specified in the Offer Notice at any time within 90 days after the expiration of the Acceptance Period (the “Open Issuance Period”). If the Company or such Company Entity does not issue, sell, offer or exchange the remaining unsubscribed portion of such securities during the Open Issuance Period, then the right of the Company or such Company Entity to do so shall expire with respect to any such unsold securities and the obligations of this Section 2.4 shall be reinstated.

2.5 Resignation of Member Status. A Member may resign and withdraw from the Company in its capacity as a Member, as contemplated by Section 18-603 of the Delaware Act, only with the approval of the Board. A resigning and withdrawing Member (a) shall cease to be a Member, (b) shall no longer be entitled to participate as a Member in accordance with the terms of this Agreement. A resigning and withdrawing Member shall not be entitled to and shall not receive any special distribution from the Company in connection with such resignation and withdrawal (such as the distributions contemplated by Section 18-604 of the Delaware Act). Any attempted resignation and withdrawal not made in accordance with this Section 2.5 shall be null and void.

ARTICLE III

CAPITAL CONTRIBUTIONS

3.1 Capital Contributions.

(a) Initial Contributions. As of the date hereof, each of the initial Members hereby contributes, transfers, assigns and conveys to the Company, free and clear of any Liens, the business plan of the Company and any and all right, title and interest it has in such business plan, as currently conducted and as contemplated to be conducted pursuant to such business plan or otherwise, and shall receive the Units in exchange therefor set forth opposite their name on the Capitalization Schedule effective as of the date hereof.

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(b) Additional Contributions.

(i) Commitment Period of the 704Games Member.

(A) From the Effective Date through December 31, 2021 (the “Commitment Period”), if the Company’s cash flow with respect to Fiscal Years 2019, 2020 and 2021, as applicable, is insufficient to fund the payment of those Company Liabilities incurred by the Company with respect to each such Fiscal Year, then the 704Games Member shall pay such Company Liabilities or make capital contributions to the Company in an amount necessary to fund such operational shortfalls up to a maximum aggregate annual amount of Seven Hundred Thousand Dollars ($700,000) (the “Cap”) as reasonably required to pay Company Liabilities from time to time, and the 704Games Member shall not receive any additional Units in exchange for any such additional capital contributions relating to the Commitment Period (such obligation of the 704Games Member to make capital contributions during the Commitment Period, the “Capital Commitment”). Notwithstanding the foregoing and subject to Board governance and approval terms as enumerated in Article VI, the Board may elect to raise the Cap in any given year.

(B) If the 704Games Member fails to make any capital contribution required during the Commitment Period, or if the Cap is reached and the Company still requires funding, then each Member will be given the opportunity to participate in a Member Loan (as defined below). Each Member that elects to make a Member Loan (each, a “Funding Member”) may, without limiting any other remedies available to such Members or the Company, fund all or a portion of the 704Games Member’s capital contribution obligation or the Company’s funding needs, as applicable, and if more than one Member desires to fund all or a portion thereof, then such Funding Members shall fund such capital contribution obligation pro rata in accordance with their respective Units or on such other basis as the Funding Members may agree. The entire amount funded by the Funding Member shall be treated as a loan (a “Member Loan”) to the Company (and not as a capital contribution), bearing interest at a rate, compounded annually, equal to the then-current fair market interest rate applicable to similar loan transactions available to the Company from third parties on arms’-length terms, as reasonably determined by the Board.

(ii) After the Commitment Period. After the Commitment Period, the Board may from time to time submit written requests to the Members (each, a “Capital Call”) to make capital contributions to the Company to fund Company Liabilities. If the Members elect to satisfy any such Capital Call by making capital contributions to the Company pro rata in accordance with their respective Units, then no additional Units shall be issued to the Members in exchange for any such additional capital contributions. If any Member elects not to make a capital contribution in response to such a Capital Call, then any Members electing to make a capital contribution and any other Persons that may desire to make a capital contribution in connection with an issuance pursuant to Section 2.3 shall receive Units in exchange for such capital contributions in accordance with such terms as may be mutually agreed upon by the Board and such Member(s) and/or other Person(s).

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(iii) Contribution Limits. Except as otherwise set forth herein, other than the 704Games Member and its Capital Commitment during the Commitment Period, no Member shall be (i) permitted to make additional capital contributions to the Company without the approval of the Board, or (ii) required to make additional capital contributions to the Company without the consent of such Person.

(c) Contribution of Property In-Kind. Any capital contribution of assets other than cash shall be valued at their fair market value as of the date of contribution, as agreed to by the contributing Person and the Board.

3.2 Service Contributions.

(a) 704Games Member. Subject to the limitations set forth herein and all required approvals and Supermajority approvals of the Board, all day-to-day operations of the Company and the ELeague will be managed by the 704Games Member, acting as a manager of the Company for all purposes under the Delaware Act and other applicable law (the 704Games Member, when acting in such capacity hereunder may be referred to as the “Managing Member”). The Managing Member shall create an annual budget and operating plan for the Company for each Fiscal Year (the “Operating Plan”), which shall be submitted to the Board for approval on an annual basis no later than forty-five (45) days in advance of the start of the ELeague regular season for which Operating Plan is to be applied (or, in the case of the first year of the Commitment Period, promptly following the execution of this Agreement), in each case together with a statement of cash flows for the then-current year and a projected statement of cash flows for the immediately succeeding year for the Company and the 704Games Member, together with such additional information as the Board may request to ensure that the 704Games Member will be able to satisfy its Capital Commitment. The Managing Member shall provide all personnel and other support reasonably required, considering the Company’s overall needs, for the first-class execution of the Operating Plan for the Company, including without limitation the Company’s technical, development and back-office functional needs, and subject to the limitations set forth herein and all required approvals and Supermajority approvals of the Board, may sign any deeds, mortgages, bonds, contracts, or other instruments that may be executed lawfully on behalf of the Company, except where the signing and execution thereof is delegated by the Board to another Officer or agent. Any fees payable to the Managing Member for such services will be subject to approval by a Supermajority of the Board; it being understood that if the fees for such services are set forth in the Operating Plan approved by the Board no further approval from the Board is needed for the payment of such fees. In addition to the Capital Commitment contemplated by Section 3.1(b)(i)(A) and the support and services to be provided by the Managing Member pursuant to this Section 3.2, the 704Games Member shall provide the support and services to the Company set forth in Exhibit E (the “704Games Deliverables”), and further, the 704Games Member hereby grants to the Company a non-exclusive free license to use the technology and platform included in the NASCAR Heat-entitled video games, which license shall remain in effect regardless of whether the 704Games Member is a Member. Each Member acknowledges and agrees that any original design, materials, engineering, services, data, graphics, products, artwork or compilation or derivative created for, on behalf of, or as part of the services provided by the 704Games Member to the Company shall be deemed to be “work for hire” and owned by the Company or assigned to the Company throughout the universe in perpetuity, excluding the engineering, data, technology, platform, underlying source code, game engines and intellectual property rights relating thereto (including technical oversight of servers, registration, storefront, administration, lobbies and web app) specifically relating to the NASCAR Heat-entitled video games only, and that are not created for use in the ELeague. No Member shall use any such materials contrary to the rights of the Company or in any way other than as contemplated by this Agreement. The 704Games Member shall execute promptly all papers, documents and/or letters of assignment requested by the Board to assign and convey to the Company all rights, including without limitation any copyrights and rights to obtain copyrights in copyrightable subject matter, to products and services developed for the Company by the 704Games Member. If the 704Games Member ceases to be a Member, the Board may appoint a Person to serve as a replacement Managing Member and provide services to the Company similar to those set forth herein with respect to the 704Games Member in its capacity as the Managing Member or such other services as may be agreed by the Board and such Person.

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(b) RTAP Member. Each year the RTAP Member shall deliver (or shall cause its members that are ETeams to deliver, as the case may be) the support and services to the Company as set forth as the RTAP Deliverables in Exhibit F (the “RTAP Deliverables”). Regarding the RTAP Deliverables, the Members acknowledge and agree that: (i) the RTAP Member’s support of the ELeague is vital to the overall success of the ELeague; and (ii) at the request of the RTAP Managers, the Board shall review and discuss in good faith the RTAP Deliverables on an annual basis to ensure that (y) such deliverables make sense in light of the level of success of their execution, and (z) reflect the items best suited for the most successful support of the ELeague by the RTAP Member.

3.3 No Third Party Rights. No third party shall have any interest in or right to any asset or claim of the Company that represents a Capital Commitment or a capital contribution of a Member that has not been contributed to the Company. The provisions of this Article III are not intended and shall not be construed to be for the benefit of any creditors or other Persons (other than the Members in their capacity as such) to whom any debts, liabilities or obligations are owed by (or who otherwise have any claim against) the Company or any of the Members, and no such creditor or other Person shall obtain any right under any such provision or shall by reason of any such provision make any claim in respect of any debt, liability or obligation, or otherwise, against the Company or any of the Members. In no event shall any Member be deemed to have any obligation to make capital contributions to the Company except to the extent required by this Agreement. The foregoing provisions of this Section 3.3 shall not be construed to limit the obligation of the 704Games Member to make capital contributions specifically contemplated hereunder or restrict the right of the Board to make Capital Calls specifically contemplated or permitted hereunder.

3.4 Loans. Other than a Member Loan, an Member may make a loan to the Company only with the approval of the Board, any such loan shall not be considered a capital contribution, and the interest rate on any such loan shall be a market rate agreed upon by the Member making the loan and the Board.

3.5 No Interest on Capital. Except as specifically provided for herein, no interest shall be paid by the Company on capital contributions made by the Members or on positive balances in their Capital Accounts.

3.6 No Redemption or Return of Capital. Except as specifically provided for herein, no Member shall have the right to require the Company to redeem any of its Units or to return any portion of its contributed capital.

ARTICLE IV

ALLOCATION OF NET PROFITS AND NET LOSSES

4.1 Fiscal Year and Tax Year. The fiscal year of the Company (the “Fiscal Year”) for financial statement purposes shall end on December 31 or such other date determined by the Board. The tax year of the Company (the “Tax Year”) for U.S. federal income tax purposes shall end on December 31 unless otherwise required by law.

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4.2 Capital Accounts. A separate Capital Account shall be maintained for each Member shall have only one Capital Account.

4.3 Members Receiving Allocations. All Net Profits and Net Losses shall be allocated to the Members as of the last day of the Tax Year for which the allocation is to be made. Notwithstanding the foregoing, if there is a Transfer of Units during a Tax Year, Net Profits and Net Losses shall be allocated between the transferor and the transferee of such Units to reflect their varying interests during the year in a manner selected by the Board and permissible under U.S. federal tax law, which in all cases shall take into account any extraordinary non-recurring items of profit or loss of the Company.

4.4 Allocation of Net Profits and Net Losses. As of the end of each Fiscal Year, and after giving effect to the other allocations contemplated by this Agreement and any contributions and distributions made during such Fiscal Year, the Net Profits and Net Losses (if any) for such Fiscal Year shall be allocated among the Members so that, as nearly as possible, the balance of each such Member’s Capital Account is the same as such Member’s Target Capital Account balance.

4.5 Special Allocations. The following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704- 2(f), notwithstanding any other provision of this Article IV, if there is a net decrease in Company Minimum Gain during any year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 4.5(a) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Member Nonrecourse Debt Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article IV, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any year, each Member that has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 4.5(b) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible, provided that an allocation pursuant to this Section 4.5(c) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article IV have been made as if this Section 4.5(c) were not in this Agreement.

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(d) Gross Income Allocation. In the event any Member has a deficit balance in its Capital Account at the end of any year that is in excess of the amount such Member is obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.5(d) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account in excess of the amount the Member is obligated to restore after all other allocations provided for in this Article IV have been made as if Section 4.5(c) and this Section 4.5(d) were not in this Agreement.

(e) Nonrecourse Deductions. Nonrecourse Deductions for any year shall be specially allocated to the Members pro rata in accordance with their respective Capital Account balances.

(f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any year shall be specially allocated to the Member that bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(g) Section 754 Adjustments. To the extent that, under Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required in determining apital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s Units, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their respective Capital Account balances in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

4.6 Loss Limitation. Net Losses allocated pursuant to Sections 4.4 and 4.5 shall not exceed the maximum amount of Net Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Net Losses pursuant to Sections 4.4 and 4.5, the limitation set forth in this Section 4.6 shall be applied on an Member by Member basis, and Net Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Members’ Capital Accounts to allocate the maximum permissible Net Losses to each Member under Regulations Section 1.704-1(b)(2)(ii)(d).

4.7 Curative Allocations. The allocations set forth in Sections 4.5 and 4.6 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 4.7. Therefore, notwithstanding any other provision of this Article IV (other than the Regulatory Allocations), the Board shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Section 4.4.

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4.8 Tax Allocations: Code Section 704(c). In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated to the Members to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value) using one or more methods set forth in Regulations Section 1.704-3 selected by the Board. In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (b) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for U.S. federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Board. Allocations pursuant to this Section 4.8 are solely for purposes of U.S. federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profits, Net Losses, other items, or distributions pursuant to any provision of this Agreement.

4.9 Other Allocation Rules. The Members are aware of the income tax consequences of the allocations made by this Article IV and hereby agree to be bound by the provisions of this Article IV in reporting their shares of Company income and loss for income tax purposes. Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Members’ interests in the Company’s Net Profits are in proportion to their Units. To the extent permitted by Regulations Section 1.704-2(h)(3), the Board shall endeavor to treat distributions as having been made from the proceeds of a Nonrecourse Liability or an Member Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

4.10 Adjustments to Capital Accounts. The Board may, upon the sale or other issuance of securities, the making of additional capital contributions, or at such other times permitted by Regulations Section 1.704-1(b)(2)(iv), adjust the book value of the Company’s assets pursuant to Regulations Section 1.704-1(b)(2)(iv)(f) to reflect their then fair market value, and in such event the Capital Account of each Member shall be adjusted to reflect that Member’s share of unrealized gain or loss, as provided in this Article IV, as if such assets had been sold for its then fair market value as determined by the Board.

4.11 Proposed Regulations Election. The Company and each current and future Member hereby agree, pursuant to Proposed Regulations Section 1.83-3(e), Notice 2005-43, and all final or successor regulations, revenue procedures and similar authority, that (a) the Company is authorized and directed to elect the safe harbor under which the fair market value of securities of the Company that are issued in connection with the performance of services is treated as being equal to the liquidation value of those securities on or after the date such regulations become final, and (b) the Company and each Member, including any Person to whom securities in the Company are issued in connection with the performance of services, agree to comply with all requirements of the safe harbor with respect to all securities issued in connection with the performance of services while the election remains effective. The Company shall prepare and execute such documents and retain such records as are required by the final regulations. In the discretion of the Board, the Company may revoke such safe harbor election in such manner as the final regulations provide.

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ARTICLE V

DISTRIBUTIONS

5.1 Persons Entitled to Distributions. Distributions of Company assets shall be made to the Persons that are Members on the actual date of distribution. Any distribution by the Company to a Person shown on the Company’s records as a Member shall acquit the Company, the Managers and the Officers of all liability to any other Person that may be interested in such distribution by reason of any Transfer of such Person’s Units for any reason.

5.2 Timing of Distributions. Except as otherwise provided herein, the Company shall make distributions to the Members at any time and from time to time as determined by the Board in its sole and absolute discretion, provided that such distributions are permitted under any lending agreements to which the Company is a party and under applicable law.

5.3 Conditions to and Terms of Distributions. The determination by the Board to make a distribution may include the imposition on all Members of certain terms and conditions on the receipt of any distributions hereunder (including, but not limited to, the repayment or return of all or any portion of such distributions to the Company in order to satisfy the Company’s indemnification and other obligations in connection with the divestiture of any assets of any Company Entities). All distributions shall be further subject to the retention and establishment of reserves, or payment to third parties, of such funds as the Board deems necessary with respect to Company Liabilities.

5.4 Distribution Priorities. Except as otherwise set forth herein, subject to the prior repayment in full of any principal and interest amounts owed in connection with any Member Loans, all distributions of distributable cash and, subject to Section 5.5 below, other assets by the Company shall be made to the Members and debited to their respective Capital Accounts in accordance with the following:

(a) First, one hundred percent (100%) to the Members with a Net Capital Contribution, pro rata in accordance with their respective Net Capital Contributions, until the Net Capital Contributions of all Members have been reduced to zero; and

(b) Thereafter, to the Members pro rata in accordance with their respective Units.

The Company shall not have the power to consummate a Sale of the Company unless the acquisition agreement, purchase agreement, agreement or plan of merger or consolidation or other similar agreement for such transaction provides that the consideration payable to the Members shall be distributed in a manner consistent with this Section 5.4. For purposes of this Agreement, distributions shall not include any redemptions, repurchases, recapitalizations or exchanges of Units or other securities of the Company, any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units.

5.5 Distribution of Assets In Kind.

(a) General. No Member shall have any right to demand or receive a distribution in a form other than cash. The Board, as determined by a Supermajority of the Board, shall have the authority to distribute assets other than cash to the Members so long as (i) each Member receives an undivided interest in such assets in proportion to its share of the distribution to be made, or (ii) each Member receives a combination of cash and assets with a value at the time of distribution equal to the value of its proportionate share of the total assets to be distributed.

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(b) Valuation. Any assets of the Company distributed in kind shall be valued at their fair market value at the time of distribution, which shall be determined by a Supermajority of the Board. The Net Profits or Net Losses for each distributed asset shall be determined as if the asset had been sold at its fair market value, and such Net Profits or Net Losses shall be allocated to the Members as provided in Article IV and shall be properly credited or charged to the Capital Accounts of the Members prior to the distribution of the assets.

5.6 Tax Distributions. With respect to each Fiscal Year, the Board shall cause the Company to use commercially reasonable efforts to distribute to each Member an amount of cash estimated by the Board to equal the aggregate U.S. federal, state, local and non-U.S. tax liability such Member would have incurred in respect of its Interests for such year (such distribution a “Tax Distribution”), to the extent each Member has not already received sufficient distributions for such Fiscal Year for such purpose. With respect to each Member, such amount shall be determined (a) as if such Member was subject to tax on all taxable income and gains allocated to it by the Company with respect to such Fiscal Year (net of all items of deductible loss or expenses) at an assumed tax rate of forty percent (40%) (taking into account, in determining U.S. federal taxable income, any allowable deduction for state or local taxes) with respect to the character of the allocated income and gain, as determined from time to time by the Board, (b) as if any increase in such tax liability as a result of any audit adjustment with respect to tax items for prior Fiscal Years (and any liability for interest and penalties attributable to such adjustment) constituted a tax liability of such Member with respect to the current Fiscal Year, and (c) as if all allocations of losses to such Member for prior Fiscal Years had been carried forward by such Member and applied to reduce, to the maximum extent permitted under applicable law, such Member’s tax liability with respect to income and gains allocated to such Member by the Company in such Fiscal Year. Tax Distributions made to an Member shall constitute an advance of, and shall be charged against, the next distributions to be made to such Member pursuant to Section 5.4(a)(ii) or 5.4(b), as applicable. No Tax Distributions shall be made in violation of applicable law, with respect to the issuance of securities to any Person, or with respect to a Sale of any Company Entity or a dissolution of any Company Entity.

5.7 Amounts Withheld.

(a) General. All amounts withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, distribution or allocation to the Members shall be treated as amounts paid or distributed, as the case may be, to the Members with respect to which such amount was withheld. The Company is authorized to withhold from payments, distributions or allocations to the Members, and to pay over to any U.S. federal, state and local government or any foreign government, any amounts required to be so withheld pursuant to the Code or any provisions of any other U.S. federal, state or local law or any foreign law, and shall allocate any such amounts to the Members with respect to which such amounts were withheld. Any “imputed underpayment amount” within the meaning of Section 6225 of the Code (as amended by the Bipartisan Budget Act of 2015) paid or payable by the Company as a result of an adjustment with respect to any Company item, including any interest or penalties with respect to any such adjustment, shall be treated as if it were paid by the Company as a withholding payment with respect to the appropriate Members, and the Board shall determine in its discretion the portion of an imputed underpayment amount attributable to each Member or former Member. The Board shall be entitled to make such adjustments to allocations and distributions hereunder as it may deem necessary or advisable in connection with the foregoing provisions.

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(b) Indemnification and Reimbursement. If the Company is obligated to pay any amount to a governmental agency (or otherwise makes a payment) with respect to a Member (including, without limitation, U.S. federal withholding taxes with respect to foreign members, state personal property taxes, state unincorporated business taxes, etc.), then such Member shall indemnify the Company in full for the entire amount paid (including, without limitation, any interest, penalties and expenses associated with such payments). The amount to be indemnified shall be charged against the Capital Account of the indemnifying Member, as applicable, in a manner determined by the Board and, at the option of the Board, either:

(i) The indemnifying Member shall make a cash payment to the Company equal to the full amount to be indemnified promptly upon notification of an obligation to indemnify the Company, plus interest at a rate equal to the lower of 12% and the highest rate permitted by law, compounded annually, on such amount from the date of payment by the Company (and the indemnification amount, but not the interest, shall be added to the indemnifying Member’s Capital Account in a manner determined by the Board but shall not be treated as a capital contribution); or

(ii) The Company shall reduce subsequent distributions that otherwise would be made to the indemnifying Member until the Company has recovered the amount to be indemnified, plus interest at a rate determined by the Board on such amount from the date of payment by the Company (and, notwithstanding anything to the contrary contained herein, the amount withheld shall not be treated as a capital contribution to the Company).

ARTICLE VI

GOVERNANCE

6.1 General Power and Authority of the Board. Subject to the terms of this Agreement and notwithstanding anything to the contrary in the Delaware Act, the authority to manage the business and operations of the Company shall be vested exclusively in the Board, and the Board is hereby authorized and empowered, on behalf and in the name of the Company to (a) carry out any and all of the powers, objectives and purposes of the Company, (b) perform all acts and enter into and perform all contracts and other undertakings, and (c) engage in all activities and transactions which it may in its sole and absolute discretion deem necessary, advisable or incidental thereto. The members of the Board (each a “Manager”) shall constitute the Company’s managers for all purposes under the Delaware Act and other applicable law. Notwithstanding the foregoing or anything to the contrary in the Delaware Act, no Manager, acting in his capacity as a Manager, shall be entitled to sign for or take any action individually on behalf of the Company without being authorized by the Board.

6.2 General Power and Authority of the Members. Except for the Managing Member, and except as specifically set forth herein and notwithstanding anything to the contrary contained in the Delaware Act, (a) a Member shall not take any part in the management or control of the affairs of the Company, shall not undertake any activities on behalf of the Company and shall have no power to sign for or to bind the Company, and (b) a Member shall have no right or authority to vote or otherwise approve any action to be taken by or on behalf of the Company. There shall be no requirement for any meeting of the Members or any group of Members, but any Member may request a meeting of the Members by giving at least three (3) business days’ notice to all other Members (which meeting may be held by means of conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other). With respect to those matters specifically requiring the consent or approval of any Members pursuant to this Agreement, such consent or approval shall be effective only if one or more written consents, describing the action or matter to be approved, shall be signed by those Members required to approve such action or matter hereunder and delivered to the Company for inclusion in the Company’s records; provided, however, that if any Member to whom a proposed written consent is delivered either (i) does not execute and deliver to the Company such consent within 30 days after the receipt thereof, or (ii) does not notify the Company in writing within such 30-day period that such Member is not in favor of and does not approve the action or matter contemplated by such consent, then such Member shall be deemed to have approved the action or matter contemplated by such consent for purposes of this Agreement. Consents may be delivered by electronic mail or other customary electronic means. Except to the extent (if any) expressly provided herein or required by law, no action, transaction or decision proposed to be taken by the Company shall require the unanimous approval of the Members.

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6.3 Designation of Managers.

(a) Overview; Appointments. Subject to Section 6.3(e), the number of Managers constituting the Board shall be seven (7). The Managers shall be designated and appointed as follows:

(i) The 704Games Managers. For so long as it is a Member, the 704Games Member shall have the right to appoint two (2) Managers (each, a “704Games Manager”), which appointment may be made in writing by the 704Games Member, with a notice to the Board but shall not require the approval of the Board.

(ii) The RTAP Managers. The RTAP Member shall have the right to appoint two (2) Managers (each, a “RTAP Manager”), which appointment may be made in writing by the RTAP Member, with a notice to the Board but shall not require the approval of the Board.

(iii) The NASCAR Managers. For so long as NASCAR is a service provider and licensor of the Company pursuant to the NASCAR License Agreement, NASCAR shall have the right to appoint two (2) Managers that are representatives of NASCAR (each, a “NASCAR Manager”), which appointment may be made in writing by NASCAR, with a notice to the Board but shall not require the approval of the Board. If the NASCAR License Agreement expires or is terminated, the offices of the NASCAR Managers shall terminate and the number of Managers constituting the Board shall be reduced by two (2). For clarity, the NASCAR Managers shall only have rights to vote pursuant to Section 6.5(d) with respect to the NASCAR Voting Matters, and the participation of the NASCAR Managers on the Board, attendance at meetings of the Board and access to information related thereto shall otherwise be in a nonvoting observer capacity.

(iv) Chairperson. The RTAP Member shall have the right to appoint one (1) Manager to serve as the Chairperson of the Board (the “Chairperson”), which appointment shall initially be the Executive Director of the RTAP Member and any successor appointment to which may be made by written consent resolution.

(b) Persons Who May Serve As Managers. Managers must be natural persons, but need not be residents of Delaware or Members.

(c) Term. Notwithstanding anything to the contrary in the Delaware Act, the term of each natural person serving as a Manager shall expire and such natural person shall cease to be a Manager upon (i) the duly-effected removal of such natural person as a Manager, (ii) the natural person’s death or Incapacity, (iii) the delivery of written notice of resignation by such natural person to the Board, or (iv) the Member that appointed such Manager ceasing to be a Member.

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(d) Removals. A Manager may be removed only by the Person(s) with the authority to appoint such Manager pursuant to Section 6.3(a), notice of which shall be given in writing by such Party to the Board.

(e) Vacancies. Any vacancy occurring in the Board may be filled only by the Person(s) having the ability to appoint the Manager represented by such vacancy pursuant to Section 6.3(a). If for any reason such Person(s) fail to fill any Manager vacancy, such position shall remain vacant until filled in accordance with this Agreement. For purposes of determining quorum and the number of Manager votes required for approval or Supermajority approval of the Board or unanimous votes (unless expressly stated otherwise), the number of Managers of the Company shall not include any Manager positions that are vacant.

(f) Initial Managers. As of the Effective Date, (i) the 704Games Managers were Colin Smith and Ed Martin, (ii) the RTAP Managers shall be Jon Wood and Joseph Damato, (iii) the NASCAR Managers shall be Craig Neeb and Tim Clark, and (iv) the Chairperson shall be Jonathan Marshall. As of December 1, 2019, the 704 Games Managers shall be Dmitry Kozko and Ben Rossiter-Turner.

(g) Quorum. A quorum of any meeting of the Board shall require the presence, whether in person or by proxy, of at least one 704 Games Manager, one RTAP Manager and one NASCAR Manager. No action may be taken by the Board unless the appropriate quorum is present at a meeting.

6.4 Compensation of Managers; Reimbursement of Expenses. A Manager shall not receive compensation from the Company for serving as a Manager unless otherwise approved by the Board; provided, that nothing contained herein shall prohibit a Manager from being compensated by the Company pursuant to a separate agreement for services rendered as an employee or independent contractor of the Company or any of its Affiliates. The Company shall reimburse the Managers for the fair market value of reasonable out-of-pocket expenses incurred by them in the good faith performance of their duties hereunder, including expenses incurred in connection with the attendance of meetings of the Board.

6.5 Meetings and Actions of the Board.

(a) Meetings Generally. Regular meetings of the Board may be held at such places within or without the State of Delaware and at such times as the Board may from time to time determine, provided the Board shall have a regular meeting no less frequently than quarterly. The Board may provide, by resolution, the time and place for the holding of regular meetings. Special meetings of the Board may be called by or at the request of the Chairperson of the Board or any Manager. Such a meeting may be held either within or outside the State of Delaware, as fixed by the Person or Persons calling the meeting.

(b) Notice of Meetings. Regular meetings of the Board may be held with ten (10) business days prior written notice. The Person or Persons calling a special meeting of the Board shall, at least two business days before the meeting, give or cause to be given written notice thereof to all Managers. The Company shall take all actions reasonably requested by the Person or Persons calling a meeting to facilitate the delivery of such written notice. Such notice must specify the purpose for which the meeting is called. When a meeting is adjourned to a different date, time or place, written notice shall be given of the new date, time or place. Any Manager may waive notice of any meeting before, during or after the meeting. The waiver must be in writing, signed by the Manager and delivered to the Company for inclusion in the Company’s records. A Manager’s attendance at or participation in a meeting waives objection to lack of notice or defective notice of the meeting, unless the Manager at the beginning of the meeting, or promptly upon arrival, objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to any action taken at the meeting.

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(c) Proxies. A Manager may vote in person or by proxy and such proxy may be granted in writing, including by means of Electronic Transmission . Every proxy shall be revocable in the discretion of the Manager executing it unless otherwise provided in such proxy, provided that such right to revocation shall not invalidate or otherwise affect actions taken under such proxy prior to such revocation.

(d) Voting Rights. Except as otherwise set forth in this Agreement and notwithstanding anything to the contrary in the Delaware Act, each Manager other than the Chairperson shall have one vote with respect to each matter presented to the Board for approval or determination; provided, that the NASCAR Managers shall only have rights to vote with respect to the matters indicated on Exhibit C as “Including NASCAR” (such matters, the “NASCAR Voting Matters”), and the participation of the NASCAR Managers on the Board, attendance at meetings of the Board and access to information related thereto shall otherwise be in a nonvoting observer capacity. In the event a matter is presented to the Board for approval or determination for which approval of a Supermajority of the Board is needed, and there is only a Majority of the Board following the voting of the Managers other than the Chairperson, then the Managers constituting the votes representing the Majority may petition the Chairperson to cast an affirmative vote in order to secure the approval of a Supermajority of the Board, and in such case, the Chairperson shall have one vote with respect to such matter presented to the Board for approval or determination.

(e) Action by the Board. Except as otherwise provided herein and notwithstanding anything to the contrary in the Delaware Act, the following shall be the act of the Board hereunder and for purposes of the Delaware Act:

(i) with respect to any action or determination other than matters requiring a Supermajority of the Board, the affirmative vote of a Majority of the Board. “Majority” with respect to a vote of the Board means (i) with respect to any action or determination other than NASCAR Voting Matters or matters requiring a Supermajority of the Board, the affirmative vote of three (3) out of four (4) of the Managers on the Board (excluding the NASCAR Managers) and (ii) with respect to NASCAR Voting Matters that do not require a Supermajority of the Board, the affirmative vote of four (4) out of six (6) of the Managers on the Board.

(ii) with respect to any action or determination requiring a Supermajority of the Board, the affirmative vote of a Supermajority of the Board. “Supermajority” with respect to a vote of the Board means (i) with respect to any action or determination other than NASCAR Voting Matters, the affirmative vote of four (4) out of four (4) of the Managers on the Board (excluding the NASCAR Managers) and (ii) with respect to NASCAR Voting Matters, the affirmative vote of five (5) out of six (6) of the Managers on the Board.

Except to the extent expressly provided herein or required by law, no action, transaction or decision proposed to be taken by the Company shall require unanimous approval of the Managers. Any action required or permitted to be taken by the Board, whether or not a meeting of the Board was held in connection with such action, shall be deemed taken when one or more written consents, describing and approving the action to be taken, shall be provided (including by electronic mail) by the Managers required to take such action pursuant to this Agreement and delivered to the Company for inclusion in its records, and if such an action is to be taken in the absence of a meeting, then all Managers shall be given a copy of any such proposed written consent at least two Business Days prior to the effectiveness of such action to provide their approval or disapproval of such action.

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(f) Presumption of Assent. A Manager who is present at a meeting of the Board or a committee of the Board when board action is taken is deemed to have assented to the action taken unless (i) he or she objects at the beginning of the meeting, or promptly upon his or her arrival, to holding the meeting or to transacting business at the meeting, (ii) his or her dissent or abstention from the action taken is entered in the minutes of the meeting, or (iii) he or she files written notice of his or her dissent or abstention with the presiding individual of the meeting before its adjournment or with the Company immediately after the adjournment of the meeting. Such right of dissent or abstention is not available to a Manager who votes in favor of the action taken.

(g) Participation in Meeting by Telephone. Members of the Board, or of any committee thereof, may participate in a meeting of such board or committee by means of conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

(h) Committees of the Board. The Board may create committees of the Board and appoint Managers and other Persons to serve on such committees; provided, that at least one (1) 704Games Manager, one (1) RTAP Manager, and one (1) NASCAR Manager shall be offered the right to join each such committee; provided, further, that any such committee shall act by a vote in a manner consistent with the manner in which the Board votes and in the event a Supermajority is needed to pass a measure and only a Majority vote is obtained, the members of a committee may petition the Chairperson to cast an affirmative vote in order to secure the approval of a committee in a manner similar to the Board, and in such case, the Chairperson shall have one vote with respect to such matter being considered by such committee for approval or determination. Each committee shall have and may exercise any authority specifically granted to it by the Board. The Board shall form a committee to create the competition structure, a code of conduct and other related player/gamer requirements of the ELeague, the initial descriptions as of the date hereof for which are set forth as the “Competition Structure” on Exhibit D. Except as may be otherwise authorized by the Board, the provisions in this Agreement governing meetings, action without meetings, notice and waiver of notice, and quorum and voting requirements of the Board apply to committees of the Board established under this Section 6.5(h).

6.6 Matters Requiring Approval of the Board. The actions identified on Exhibit C as “Matters Requiring Board Approval” may not be taken by or on behalf of any Company Entity (by amendment, merger, consolidation or otherwise), including by the Managing Member or any officer of any Company Entity or any committee of the Board, without the Majority approval of the Board or Supermajority approval of the Board, as specified therein. To the extent any such action is taken without such approval, such action shall be voidable by the Board.

6.7 No Appraisal Rights. To the greatest extent permitted by law, no Member shall have any contractual appraisal rights, dissenters’ rights or other similar rights with respect to any transaction or other matter involving or relating to the Company.

6.8 Delegation of Authority; Officers.

(a) General. The Board may from time to time delegate to one or more natural persons (each an “Officer”) any portion of its authority granted hereunder and under the Delaware Act as the Board deems appropriate. No such delegation shall relieve any Manager of its duties and obligations, or limit the power and authority of the Board, set forth herein and under the Delaware Act. The same natural person may hold any two or more offices, but no Officer may act in more than one capacity where action of two or more Officers is required. Each Person selected to become an Officer must execute the Joinder Certificate attached hereto as Exhibit B, pursuant to which such Person agrees to be bound by the provisions of this Agreement, prior to taking office.

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(b) Appointment and Term. The Officers of the Company shall be appointed and removed by the Board or by a duly appointed Officer authorized by the Board to appoint and remove one or more Officers. Each Officer shall hold office until his or her death, Incapacity, resignation, retirement or removal. Any Officer may be removed by the Board or such other Officer appointing such Officer at any time with or without cause. An Officer may resign at any time by communicating his or her resignation to the Board or to such other Officer responsible for appointing him or her, orally or in writing. A resignation is effective when communicated unless it specifies in writing a later effective date.

(c) Compensation of Officers. The compensation of all Officers shall be fixed by or under the authority of the Board or, subject to Section 6.5, another Officer with the power and authority to appoint and remove such Officer, and no Officer shall serve the Company in any other capacity and receive compensation therefor unless such additional compensation shall be duly authorized. The appointment of an Officer does not itself create contract rights.

(d) General Authority. Each Officer shall be subject to the authority, oversight and supervision of the Board and each Officer having the power and authority to appoint and remove such Officer, and each Officer shall be responsible for implementing the decisions of such Persons and for conducting the Ordinary Course of Business of the Company, including, subject to the policies and limitations established by, and the authority, oversight and supervision of, such Persons and subject to the terms of this Agreement, including Section 6.5: (i) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Company; (ii) the acquisition or disposition of assets of the Company in the Ordinary Course of Business; (iii) the use of the assets of the Company in the Ordinary Course of Business (including the conduct of the operations of the Company and the repayment of obligations of the Company); and (iv) the negotiation, execution and performance of any contracts or other instruments on behalf of the Company in the Ordinary Course of Business. The acts of the Officers shall bind the Company when taken within the scope of their authority.

(e) Officer Positions.

(i) General Manager. Subject to the control of the Board and the terms of this Agreement, the General Manager shall be an executive officer of the Company and shall control the management of the Company. The General Manager may sign any deeds, mortgages, bonds, contracts, or other instruments that may be executed lawfully on behalf of the Company, except where the signing and execution thereof is delegated by the Board to another Officer or agent. Further, the General Manager shall perform all duties incident to the office and such other duties assigned to him or her by the Board from time to time.

(ii) Vice Presidents. The Vice Presidents, in the order of their appointment unless otherwise determined by the Board, shall be executive officers of the Company and, in the absence or Incapacity of the General Manager, perform the duties and exercise the powers of that office. Further, they shall perform such other duties assigned to them by the General Manager or the Board from time to time.

(iii) Secretary. The Secretary shall be an executive officer of the Company and shall (A) keep accurate records of the acts and proceedings of all meetings of the Board, the committees thereof and the Members, (B) maintain the Company’s books and records, (C) sign such instruments as may require his or her signature, (D) attest to the signature or certify the incumbency or signature of any other Officer, and (E) perform all duties incident to the office of secretary and such other duties assigned to him or her by the General Manager or the Board from time to time. The Secretary may assign all or any portion of his or her responsibilities to one or more Assistant Secretaries.

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6.9 Other Company Entity Boards. All Company Entities other than the Company shall be governed in a manner consistent with the applicable provisions of this Agreement in all material respects (including with respect to board composition, quorum and notice requirements and approval requirements); provided, however, that this Section 6.9 shall be deemed satisfied where the Company is the sole member and manager of any Company Entity that is a limited liability company. Subject to the foregoing provisions of this Section 6.9, the Company shall take such actions, and shall cause the other Company Entities to take such actions, to ensure that the provisions of the organizational documents applicable to the board of managers, board of directors or other similar governing body of any Company Entity are consistent with the corresponding provisions of this Agreement.

ARTICLE VII

DUTIES; STANDARDS OF CONDUCT; LIABILITY; INDEMNIFICATION

7.1 Duties; Standards of Conduct.

(a) Managers and Officers. The Managers and the Officers shall have a duty not to commit an act or omission that represents Misconduct. Officers may have other duties and may be subject to other standards of conduct, in each case as prescribed by the Board from time to time. Except as set forth in the preceding sentences with respect to Managers and Officers or as otherwise expressly set forth in this Agreement, to the maximum extent permitted by law (including Section 18-1101(c) of the Delaware Act), and notwithstanding applicable provisions of law or equity or otherwise, Exculpated Parties shall have no fiduciary duties (whether by contract, under agency law, under common law or otherwise) to the Company, its Members or other Persons and shall not be subject to any standards of conduct; provided, that if the Chairperson is petitioned to cast a vote on a matter submitted to the Board for approval pursuant to Section 6.5(d), then in connection with exercising such right to vote, the Chairperson shall have a duty of loyalty to act in the best interest of the Company and the Members by not putting any interest of an individual Member ahead of the interests of the Company and the Members taken as a whole; provided, that the foregoing shall not be deemed to limit the presumption of business judgment to which the Chairperson is entitled in connection with exercising such right to vote. A Manager and an Officer may consult with legal counsel, accountants, appraisers, investment bankers and other similar consultants and advisers selected by him or her with reasonable care, and any act or omission made in reliance upon the opinion of any such Person as to matters that such Manager or Officer reasonably believes to be within such Person’s professional or expert competence shall conclusively be presumed to have been made in accordance with the duties and standards of conduct of such Manager or Officer under this Section 7.1(a), so long as such Manager or Officer made a good faith effort to inform such Person of all the material facts pertinent to such opinion. Each Member may have different financial, regulatory, income tax, and other status and circumstances in comparison to other Members, which may give rise to conflicts of interest among the Members with respect to the operation of the Company Entities’ business and affairs. Exculpated Parties shall not be required, when making decisions or taking action with respect to the Company or any other Company Entity, to take into consideration any such differences.

(b) Members. To the maximum extent permitted by law (including Section 18-1101(c) of the Delaware Act), and notwithstanding applicable provisions of law or equity or otherwise, Members (in their capacity as Members) shall have no fiduciary duties (whether by contract, under agency law, under common law or otherwise) to the Company, its Members or other Persons and shall not be subject to any standards of conduct.

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7.2 Conflict of Interest Transactions. Except for transactions expressly contemplated herein, the Company may not, directly or indirectly, engage in any contract or transaction with one or more of its Managers or Officers or with any entity in which one or more of its Managers or Officers have a financial interest unless the material facts of the transaction and the Manager’s or Officer’s interest were disclosed or known to the Board and a majority of the disinterested members of the Board authorized, approved or ratified the transaction.

7.3 Business Opportunities.

(a) Each Member shall offer to the Company any business opportunity created or obtained by or presented to it relating to any opportunity for professional esports leagues relating to the official NASCAR related series for Cup, Xfinity or Truck (to the extent such series are still active), and is intended to replicate authentic NASCAR racing competition rules and structure (including, but not limited to, points standings calculation, schedule, multiple national series, inclusion of NASCAR-sanctioned tracks, race duration, etc.), but excluding professional esports leagues based on third-party casual games that may include some core characteristics of authentic NASCAR racing but also include distinguishing creative liberties which are not consistent with authentic NASCAR racing, including but not limited to virtually-recreated racetracks where various fictitious elements such as obstacles, zero gravity, etc. are introduced to render the gameplay more challenging (and thus less authentic in nature) (a “Business Opportunity”). The Board shall determine whether such Business Opportunity should be pursued by the Company (whether directly or through a subsidiary or joint venture in which the Company would participate). If a Member presents such a Business Opportunity to the Company and the Board affirmatively declines to accept or pursue such Business Opportunity, then such Member shall be entitled to pursue such Business Opportunity independently (without the use or benefit of any Company assets, and subject to the Member’s continued compliance with its obligations hereunder).

(b) Subject to Section 7.3(a), the Members expressly acknowledge and agree that, notwithstanding anything to the contrary contained in this Agreement: (i) each Member and their respective Affiliates, and its and their respective directors, managers, officers, owners, employees, agents and representatives are permitted to have, and may presently or in the future have, investments or other business relationships with entities engaged in any business in which a Company Entity is engaged (an “Other Business”); (ii) Members have and may develop a strategic relationship with businesses that are and may be competitive or complementary with a Company Entity; (iii) none of the Members shall be prohibited, by virtue of its respective investment in the Company or its service on the Board or other services to the Company, from pursuing and engaging in any such activities or Other Business; (iv) none of the Members shall be obligated to inform or present the Company or the Board of any such opportunity, relationship or investment; (v) the Members shall not acquire or be entitled to any interest or participation in any Other Business as a result of the participation therein of any of the Members; (vi) the involvement of the Members in any Other Business shall not constitute a conflict of interest by such Persons with respect to the Company or its Members or any Company Entity; and (vii) the Members shall not be precluded, restricted, or limited in any way from engaging in any and all business activities and receiving fees or any other remuneration in connection with any activities of any type or nature, in each case for their own account or for the accounts of others.

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7.4 Limited Liability; Exculpation.

(a) Overview. To the maximum extent permitted by law, no current or past Manager, Officer or Member shall be liable for the debts, liabilities or obligations of the Company solely by reason of being a Manager, Officer or Member or participating in the management of the Company’s affairs.

(b) Actions or Omissions Relating to the Company. Subject to Section 7.4(c), to the maximum extent permitted by law, a Manager, a Member (when acting as such), an Officer and each such Person’s Affiliates, and each such Person’s and its Affiliates respective directors, managers, officers, owners, employees, agents and representatives (each an “Exculpated Party”) shall not be liable to the Company or any Member for any cost, expense (including attorneys’ fees), damage, liability, or other similar amount (collectively, “Damages”) arising, directly or indirectly, from or in connection with any act or omission of such Exculpated Party or any of its Affiliates, directors, managers, officers, owners, employees or representatives that in any way relates to or is incidental to the Company, any other Company Entity or of any of their respective properties, business, or affairs.

(c) Exculpation Exceptions. Except as otherwise provided herein or in any separate agreement between an Exculpated Party and the Company, the limitation of or exculpation from liability under Section 7.4(b) with respect to any Manager or Officer, shall not apply to any Damages that arise, directly or indirectly, from or in connection with any act or omission that represents Misconduct.

(d) Amendment. Any amendment, repeal or modification of this Section 7.2 shall not alter any right or protection of any Person hereunder in respect of any act or omission occurring prior to the time of such amendment, repeal or modification.

(e) Consequential Damages. IN NO EVENT SHALL ANY EXCULPATED PARTY BE LIABLE TO THE COMPANY OR ANY MEMBER FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE, OR ANY OTHER INDIRECT DAMAGES.

7.5 Indemnification.

(a) Overview. Subject to Section 7.5(b), to the maximum extent permitted by law, the Company shall indemnify and hold harmless each Exculpated Party (each an “Indemnitee”) who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed civil, criminal, administrative, investigative or arbitrative action, suit or proceeding (and any appeal therein) relating to the Company, whether or not brought by or on behalf of the Company (a “Proceeding”), by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a Manager or Officer, or while a Manager or Officer is or was serving at the request of the Company as a manager, director, officer, partner, venture partner, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, against all Damages reasonably incurred by such Indemnitee arising, directly or indirectly, from or in connection with any act or omission of such Indemnitee or any of its Affiliates, directors, managers, officers, owners, employees or representatives that in any way relates to or is incidental to the Company, any other Company Entity or of any of their respective properties, business, or affairs.

(b) Indemnification Exceptions. Except as otherwise provided herein or in any separate agreement between an Indemnitee and the Company, the indemnification protection under Section 7.5(a) with respect to any Manager or Officer shall not apply to any Damages that arise, directly or indirectly, from or in connection with any act or omission that represents Misconduct.

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(c) Indemnification Priority. The Company hereby acknowledges that the rights to indemnification, advancement of expenses and/or insurance provided pursuant to this Section 7.5 may also be provided to certain Indemnitees by other sources (such other sources, collectively, the “Affiliate Indemnitors”). The Company hereby agrees that, as between itself and the Affiliate Indemnitors: (i) the Company is the indemnitor of first resort with respect to all such indemnifiable claims against such Indemnitees, whether arising under this Agreement or otherwise (i.e., its obligations to such Indemnitees are primary and any obligation of the Affiliate Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnitees are secondary); (ii) the Company shall be required to advance the full amount of expenses incurred by such Indemnitees and shall be liable for the full amount of all Damages paid in settlement to the extent legally permitted and as required by the terms of this Agreement (or any other agreement between the Company and such Indemnitees), without regard to any rights such Indemnitees may have against the Affiliate Indemnitors; and (iii) the Company irrevocably waives, relinquishes and releases the Affiliate Indemnitors from any and all claims against the Affiliate Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company agrees to indemnify the Affiliate Indemnitors directly for any amounts that the Affiliate Indemnitors pay as indemnification or advancement on behalf of any such Indemnitee and for which such Indemnitee may be entitled to indemnification from the Company in connection with serving as a Manager or Officer (or equivalent titles) of the Company or any other Company Entity. The Company further agrees that no advancement or payment by the Affiliate Indemnitors on behalf of any such Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Company shall affect the foregoing and the Affiliate Indemnitors shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Company, and the Company shall cooperate with the Affiliate Indemnitors in pursuing such rights. The Company and the Indemnitees acknowledge that the Affiliate Indemnitors are express third-party beneficiaries of the terms of this Section 7.5.

(d) Insurance. The Company may purchase and maintain insurance, at its expense, to protect itself and any Indemnitee against any Damages, whether or not the Company would have the power to indemnify such Indemnitee against such Damages under this Section 7.5. Without limiting the foregoing, the Company shall obtain, within ninety (90) days of the date hereof, from a financially sound and reputable insurance company, directors’ and officers’ liability insurance in an amount determined by, and on terms and conditions reasonably acceptable to, the Members, and shall use commercially reasonable efforts to cause such insurance to be maintained until such time as the Board determines that such insurance should be discontinued.

(e) Expenses. If an Indemnitee becomes involved in any capacity in any Proceeding, the Company shall periodically reimburse the Indemnitee for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith; provided, however, that (i) such periodic reimbursement of expenses shall not be available in the case of a legal action brought against an Indemnitee by or on behalf of the Company to the extent such action reasonably includes claims that, if resolved against such Indemnitee, would not be indemnifiable under this Agreement (provided this clause (i) shall not affect the Indemnitee’s right to recover such expenses if and to the extent it ultimately prevails on such claims), and (ii) the Indemnitee promptly shall repay to the Company the amount of any such reimbursed expenses paid to it if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Company in connection with such Proceeding pursuant to this Section 7.5.

(f) Company Contributions. If for any reason (other than solely by operation of the terms of this Agreement) the indemnification provided herein is unavailable to an Indemnitee, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Indemnitee as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and the Indemnitee on the other, but also the relative fault of the Company and the Indemnitee as well as any other relevant equitable considerations, taking into account any Misconduct on the part of the Indemnitee.

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(g) Amendment. Any amendment, repeal or modification of this Section 7.5 shall not alter any right or protection of any Person hereunder in respect of any act or omission occurring prior to the time of such amendment, repeal or modification.

(h) Non-Exclusivity of Rights. The right to indemnification and to the advancement of expenses conferred in this Section 7.5 shall not be exclusive of any other right that any Person may have or hereafter acquire under any applicable law or any other agreement or document with the Company.

ARTICLE VIII

TRANSFER LIMITATIONS

8.1 Transfers Generally.

(a) Overview. Notwithstanding anything to the contrary in the Delaware Act, any Transfer or purported Transfer of Units (including, without limitation, the Economic Interest associated therewith) shall be null and void unless made strictly in accordance with the terms and conditions of this Agreement, including the provisions of this Article VIII. Except as otherwise specified herein, the restrictions, terms and conditions of this Agreement shall remain in effect as to all Units held now or in the future by a Member, whether or not disposed of in accordance with the terms and conditions of this Agreement.

(b) Transfer of Units. No Member may Transfer any Units, voluntarily or involuntarily, unless such Transfer is approved by the Board (other than a Transfer pursuant to Section 8.3 (Transfer upon death) or a Sale unanimously approved by the Members) and:

(i) Such Transfer is made to the Company;

(ii) Such Transfer is made pursuant to Section 8.2 (Transfer to an Affiliate) or Section 8.3 (Transfer upon death); or

(iii) Such Transfer is made after compliance with Article IX (Transfer made in accordance with the right of first refusal process or in a Tag-Along Transaction).

All Transfers to be made pursuant to clauses (ii) and (iii) above also shall be subject to Section 8.7. No transferee of Units shall be a Member unless admitted in accordance with Section 8.6.

8.2 Transfer to Affiliates. A Member may Transfer Units to an Affiliate of such Member so long as such Member and such Affiliate execute and deliver a document pursuant to which (a) such Transferring Member and the proposed transferee represent and warrant that the transferee is an Affiliate of the Transferring Member, (b) such Affiliate agrees not to Transfer its Units except back to the Transferring Member, to another Affiliate of the Transferring Member, or as otherwise permitted by Section 8.1, and (c) such Transferring Member and the proposed transferee agree to be jointly and severally liable for all obligations of such Persons hereunder. No Transfer of Units under this Section 8.2 shall be effective unless and until the foregoing requirements are satisfied in full. Additionally, all Transfers of Units made pursuant to this Section 8.2 shall be subject to the provisions of Section 8.7.

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8.3 Transfer Upon Death if a Member is a natural person. The legal representative of a deceased Member may Transfer the deceased Member’s Units, without liquidation thereof, to the Person or Persons entitled thereto under the applicable laws of testate or intestate succession without the approval of any Person. The legal representative of a deceased Member shall promptly notify the Company of such Member’s death. Except as expressly set forth herein, the legal representative of the deceased Member and any distributee of the deceased Member’s Units may not require that any such Units be purchased or liquidated by the Company. Additionally, all Transfers of Units made pursuant to this Section 8.3 shall be subject to the provisions of Section 8.7.

8.4 Rights and Obligations of Transferors. Notwithstanding anything to the contrary in the Delaware Act:

(a) Rights. To the extent applicable, any transferor of Units shall, after the effectiveness of the Transfer, cease to be a Member with respect to the Transferred Units and no longer be entitled to participate as a Member in accordance with the terms of this Agreement with respect to the Transferred Units; and

(b) Obligations. Any transferor of Units (i) unless otherwise approved by the Board, shall remain liable to the Company for all of the obligations associated with the Transferred Units (notwithstanding the assumption of such obligations by the transferee), and (ii) except to the extent otherwise provided for herein, shall remain subject to the terms and conditions of this Agreement that, by their context, would reasonably be likely to apply following a Transfer (including, without limitation, Sections 12.2, 13.1, 14.7, 16.1, 16.7, 16.8, 16.9 16.10, 16.12 and 16.14).

8.5 Rights and Obligations of Transferees. Notwithstanding anything to the contrary in the Delaware Act:

(a) Rights. Any transferee of Units that is not admitted as a Member with respect to the Transferred Units in accordance with Section 8.6 (i) shall not be a Member with respect to the Transferred Units, (ii) shall not be entitled to participate as a Member in accordance with the terms of this Agreement with respect to the Transferred Units,. A transferee of Units shall be deemed to have made the capital contributions in respect of such Units that the transferor made or was deemed to have made with respect to such Units, and any reference in this Agreement to a distribution to a transferee of Units shall include any distributions previously made to the transferor of such Units; and

(b) Obligations. Any Permitted Transferee of Units (i) shall assume all of the obligations of the transferor with respect to the Transferred Units (but such assumption shall not release the transferor from such obligations unless otherwise approved by the Board), (ii) shall be subject to the terms and conditions of this Agreement, and (iii) shall be subject to any claims or offsets that the Company has against the transferor with respect to the Transferred Units regardless of when any such claims or offsets may arise.

8.6 Admission of Transferees as Members. Notwithstanding anything to the contrary in the Delaware Act, a transfer shall only be effective, and the transferee of Units shall be admitted as a Member with respect thereto, only after the following conditions are satisfied: (a) the Board approves the admission of the transferee as a Member, which approval shall not be unreasonably withheld, conditioned or delayed; (b) the transferee becomes a party to this Agreement by executing the Joinder Certificate attached hereto as Exhibit B; and (c) the transferor and transferee execute and acknowledge any additional documents and instruments the Board may deem reasonably necessary or desirable to effect such Transfer and admission.

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8.7 Further Restrictions on Transfer. The Board may condition the effectiveness of a Transfer of Units upon the Company’s receipt of evidence, in form and substance acceptable to the Board, that all tax withholding obligations have been satisfied in connection with such Transfer. Except for Transfers of Units made to the Company or in a Sale unanimously approved by the Members, a Member may not Transfer any Units, and a Transfer by a Member shall not be effective, unless and until the transferor or transferee provides the Company with a written opinion of counsel, in form and substance reasonably acceptable to the Board, (a) that the Transfer shall not cause the Company to become subject to any additional regulatory requirements or restrictions of any nature, (b) that the Transfer shall not cause a violation of applicable law (including U.S. federal and state securities laws) or this Agreement, (c) that the Transfer shall not cause the Company to become a “publicly traded partnership” within the meaning of Code Section 7704(b), and (d) as to such other matters requested by the Board. The Board may waive this requirement in whole or in part. Further, the transferor or transferee of the Units shall reimburse the costs and expenses (including reasonable attorneys’ fees) incurred by the Company in connection with the Transfer.

8.8 Indemnification by Transferor. If the Company or any Manager becomes involved in any capacity in any Proceeding (including any Proceeding relating to the failure to withhold all applicable amounts for tax purposes) brought by or against any Person in connection with any Transfer or proposed Transfer by a Member of its Units or the admission as a Member of the corresponding transferee, the Transferring Member shall be liable for reimbursing the Company and such Manager for all legal and other expenses (including the cost of any investigation and preparation) incurred by them in connection therewith, and to the fullest extent permitted by law shall indemnify each of them against all Damages to which any of them may become subject in connection with such Transfer or proposed Transfer. In the case of a Transfer that is consummated, the transferor and its transferee shall be jointly and severally liable for the payment of all such expenses and for such indemnification. The foregoing provisions shall survive any termination of this Agreement.

ARTICLE IX

RIGHTS OF REFUSAL; TAG-ALONG RIGHTS

9.1 Right of Refusal. Subject to Section 9.3, a Member may Transfer Units only in accordance with the following procedures:

(a) Member’s Offer. The Member shall first deliver to the Company and the Members a written notice (a “Notice of Transfer”), which shall (i) state the Member’s intention to Transfer Units to any buyer(s), the name or names of such buyer(s), the amount and type of Units to be Transferred, the purchase price to be paid therefor and the nature thereof, and a summary of the other material terms of the proposed Transfer, and (ii) offer the Members the right and option to acquire such Units upon the terms and subject to the conditions of the proposed Transfer as set forth in the Notice of Transfer. Any such offer shall remain open and irrevocable for the periods set forth below (and to the extent such offer is accepted during such periods, until the consummation of the Transfer contemplated thereby).

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(b) Right of Refusal. The Members shall have the right and option, for a period of 30 days after the delivery of the Notice of Transfer (the “Initial Refusal Right Acceptance Period”), to accept all or any part of the Units so offered, at the purchase price and on the terms stated in the Notice of Transfer. In connection with the exercise of its rights contemplated by this Section 9.1(b), each Member may accept for purchase all or any part of such Member’s Pro Rata Share of the Units to be Transferred by the Member. Each Member shall accept such offer by delivering a written notice to the Member within the Initial Refusal Right Acceptance Period specifying the amount of Units such Member shall purchase (the “Member Accepted Units”). Any such acceptance shall constitute an irrevocable, legally binding obligation of such Member to purchase such Member Accepted Units on the terms set forth in the Notice of Transfer. If, at the end of the Initial Refusal Right Acceptance Period, the Members collectively have not accepted for purchase all of the Units to be Transferred by the Member, such remaining Units (the “Available Units”) shall be re-allocated for purchase among those Members agreeing to purchase their entire Pro Rata Share of the Units pursuant to this Section 9.1(b)¸ such re-allocation to be made as follows: (i) first, each such Member shall be entitled to purchase its Pro Rata Share of the Available Units (treating such Members as the only Members for purposes of determining their Pro Rata Share); (ii) second, if any Available Units are not so purchased, each Member who agreed to acquire its entire adjusted Pro Rata Share of the remaining Available Units pursuant to clause (i) shall be entitled to purchase its Pro Rata Share of the then remaining Available Units (treating such Members as the only Members for purposes of determining their Pro Rata Share); and (iii) third, the process set forth in clause (ii) shall be repeated with respect to any remaining Available Units until all of the Units are allocated and accepted for purchase among the Members or such Members notify the Member that they do not intend to purchase any more Units. Notwithstanding the foregoing, the allocation of Available Units for purchase among the Members shall be completed within 20 days of the end of the Initial Refusal Right Acceptance Period (such period, together with the Initial Refusal Right Acceptance Period, the “Refusal Right Acceptance Period”).

(c) Open Transfer Period. If the Members do not elect to purchase all of the Units offered for Transfer by the Member pursuant to Section 9.1(b), the Member may, subject to the other terms of this Agreement, sell all (but not less than all) of the unsold Units originally proposed to be sold, at the purchase price to the proposed buyer(s), and on the other terms stated in the Notice of Transfer, at any time within 90 days after the expiration of the Refusal Right Acceptance Period (the “Open Transfer Period”). To the extent the Member Transfers such Units during the Open Transfer Period, the Member shall promptly notify the Company of (i) the amount of Units, if any, that the Member then owns, (ii) the amount of Units the Member has Transferred, (iii) the terms of such Transfer, and (iv) the name of the new owner or owners of any Units that are Transferred. If the Member does not Transfer all of the offered Units during the Open Transfer Period, then the right of the Member to Transfer such unsold Units shall expire with respect to any such unsold Units and the obligations of this Section 9.1 shall be reinstated; provided, however, that at any time during the Open Transfer Period, the Member may terminate the offer and reinstate the procedure provided in this Section 9.1 without waiting for the expiration of the Open Transfer Period.

(d) Closing. All Transfers of Units to the Members subject to a Notice of Transfer shall be consummated contemporaneously at the principal office of the Company on the later of (i) a mutually reasonably acceptable business day as soon as practicable, but in no event more than 30 days after the expiration of the Refusal Right Acceptance Period, (ii) the fifth business day following the expiration or termination of all waiting periods under any law applicable to such Transfers, and (iii) at such other time and/or place as the parties to such Transfers may agree. The delivery of certificates or other instruments evidencing such Units, duly endorsed for transfer, shall be made on such date against payment of the purchase price for such Units in accordance with the terms set forth in the Notice of Transfer. If the consideration originally proposed to be paid for such Units, as set forth in the Notice of Transfer, was property, services or other non-cash consideration, and any applicable Member is unable for any reason to pay for such Units in the same form of non-cash consideration, such Member may pay the cash value equivalent thereof, as determined in good faith by the Board.

9.2 Tag-Along Rights.

(a) Tag-Along Transaction and Notice. If any Units proposed to be Transferred by a Member are not purchased by the Members pursuant to Section 9.1 and will be Transferred by such Member pursuant to a transaction permitted under Section 9.1(c) (a “Tag-Along Transaction”), the Member (the “Tag-Along Member”) shall promptly deliver to the Company and the Members a written notice (a “Tag-Along Notice”) of its intention to Transfer Units to any buyer(s), the identity of such buyer(s), the amount and type of the Units to be Transferred, the purchase price to be paid therefor and the nature thereof, the Implied Transaction Value, and a summary of the other material terms of the proposed Transfer.

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(b) The Tag-Along Right. In any Tag-Along Transaction, the Tag-Along Member shall grant to each Member the right (the “Tag-Along Right”), but not the obligation, which right shall be irrevocable for a period of 15 days after the beginning of the Open Transfer Period (the “Tag-Along Period”), to Transfer up to a number of Units in the Tag-Along Transaction (in addition to the Units to be sold by the Tag-Along Member) having the same aggregate Implied Transaction Value as the Units to be sold by the Tag-Along Member to such buyer(s), on the same terms and conditions set forth in the Tag-Along Notice.

(c) Exercise of the Tag-Along Right. The Tag-Along Right may be exercised in whole or in part at the option of each Member. Notice of a Member’s exercise its Tag-Along Right shall be evidenced by a writing signed by the Member and delivered to the Company and the selling Member prior to the end of the Tag-Along Period, setting forth the number of Units the Member elects to Transfer (the “Tag-Along Participation Amount”).

(d) Reduction of Units Sold. The Tag-Along Member shall use commercially reasonable efforts to obtain the inclusion of the entire Tag-Along Participation Amount of each Member in the proposed Tag-Along Transaction. If the applicable buyer(s) are unwilling to purchase all the Units requested to be sold (i.e., all of the Units to be sold by the Tag-Along Member and the Tag-Along Participation Amounts of all Members exercising their Tag-Along Right), then the number of Units to be sold in the Tag-Along Transaction shall be allocated among the Tag-Along Member and such Members so that each such Person may sell, to the greatest extent possible, a number of Units representing its Pro Rata Share of the total purchase price to be paid by the buyer(s).

(e) Type of Securities to be Transferred. For the avoidance of doubt, if a Member exercises its Tag-Along Right, it shall Transfer Units in the Tag-Along Transaction, notwithstanding any additional economic rights or other rights, privileges and benefits associated with such securities in comparison to the Units subject to the Tag-Along Right.

(f) Closing.

(i) Overview. Subject to Section 9.2(f)(ii), as a condition precedent to participating in a Tag-Along Transaction, each participating Member shall join (pro rata based on the consideration to be received) in any purchase documentation evidencing the Tag-Along Transaction agreed to by the Tag-Along Member and all indemnification obligations (including escrows, holdback or other similar arrangements to support such indemnity obligations) and other obligations to which the Tag-Along Member agrees in connection with such transaction (other than any obligations that relate specifically to such participating Member, such as indemnification with respect to representations and warranties given by the participating Member regarding title to and ownership of its Units, as to which obligations such participating Member shall be solely liable), in each case so long as such documentation and obligations are consistent with the terms and conditions specified in the Tag-Along Notice, provided no Member shall be required to enter into any covenants not to compete or not to solicit. The closing of any Tag-Along Transaction shall occur in accordance with the terms and conditions of such documentation. Each party to such transaction shall bear its own costs and expenses associated therewith, unless otherwise agreed to by the applicable parties.

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(ii) Form and Allocation of Consideration. In connection with a Tag-Along Transaction, (i) each participating Member shall receive the same form of consideration for Units as is received by other participating Persons in respect of their Units, and (ii) if the Tag-Along Member is given an option as to the form or amount of consideration to be received in the Tag- Along Transaction, each participating Member shall be given the same option.

9.3 Exclusions. The requirements of this Article IX shall not apply to (a) any Transfer of Units with respect to which the Board waives the application of this Article IX, (b) any Transfer of Units made to the Company, (c) any Transfer of Units made in compliance with Section 8.2 (Transfer to an Affiliate) or Section 8.3 (Transfer upon death), and (d) any Transfer of Units made pursuant to a Sale unanimously approved by the Members.

ARTICLE X

[INTENTIONALLY OMITTED]

ARTICLE XI

11.1 [INTENTIONALLY OMITTED]

ARTICLE XII

CERTAIN COVENANTS

12.1 Information Rights.

(a) Deliverables. The Company shall, and shall cause the other Company Entities to, deliver to each Member:

(i) Annual Audited Financial Statements. To the extent requested in writing by a Member, as soon as practicable after the end of each Fiscal Year a consolidated balance sheet of the Company Entities as at the end of such Fiscal Year, and consolidated statements of income and cash flows of the Company Entities for such Fiscal Year, audited by an independent accounting firm and prepared in accordance with PCAOB standards or GAAP, the cost of which audit shall once requested be borne by the Company and reflected in the Operating Plan;

(ii) Quarterly Financial Statements. As soon as practicable after the end of the first, second and third quarterly accounting periods in each Fiscal Year an unaudited consolidated balance sheet of the Company Entities as at the end of such quarterly period and unaudited consolidated statements of income and cash flows of the Company Entities for such period and for the current Fiscal Year to date, prepared in accordance with PCAOB standards or GAAP; and

(iii) Other Information. Any other financial or operational information relating to any Company Entity reasonably requested by such Member in writing promptly following the delivery of the request therefor.

(b) Access to Information. The Company shall, and shall cause the other Company Entities to, provide each Member and its agents and representatives with reasonable access to their respective personnel, services providers (including auditors), properties, contracts, books and records, and other documents and data, whether in written, electronic or visual form, subject to time, location and other restrictions as the applicable Company Entity may reasonably impose.

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12.2 Confidential Information. The following provisions shall apply to each Member:

(a) Confidentiality. An Member shall keep all Confidential Information in strict confidence. Without limiting the foregoing, an Member shall use the same degree of care in protecting the Confidential Information as such Member uses to protect its own confidential information and trade secrets. Confidential Information may be disclosed by such Member only to such natural persons affiliated with such Member who have a reason to have access to such Confidential Information in connection with their duties and responsibilities; provided, however, that all such Persons are apprised of the contents of this Section 12.2 and are directed to treat such information confidentially; and provided, further, that such disclosing Member shall accept liability for any acts or omissions by any such Person that would be in contravention of this Section 12.2 if such Person were a party to this Agreement. Each Member acknowledges and agrees that the Company Entities derive independent economic value from the Confidential Information not being generally known, that the Confidential Information is the subject of reasonable efforts to maintain its secrecy, and that disclosure of the Confidential Information is likely to cause substantial and irreparable competitive harm to the Company Entities.

(b) Use of Confidential Information. Confidential Information may be used by Members only for monitoring their investment in the Company. The Members agree that they shall not use any Confidential Information for any other purpose, including use in conducting or furthering their own business or that of any Affiliates or any competing businesses.

(c) Exceptions. The obligations of limited use and nondisclosure as contained herein shall not be deemed to restrict use or disclosure of any Confidential Information by a party if (i) such Confidential Information is or becomes generally publicly known without breach of this Agreement, (ii) such Confidential Information was known to a party prior to receipt thereof from or on behalf of the Board or the Company, (iii) such party subsequently acquires lawful means to such Confidential Information from a third party who is under no obligation of confidentiality or non-use owed to any Company Entity, (iv) the Board approves such use or disclosure, or (v) such party is required by law to disclose such Confidential Information and such party complies with Section 12.2(d).

(d) Disclosure Required by Law. If any Member is required by law or is required or requested by any regulatory, self-regulatory or other supervisory authority having jurisdiction or authority over such Member to disclose any Confidential Information and intends to make such disclosure, such Member shall, unless prohibited by law, promptly notify the Board in writing, which notification shall include the nature of the legal or other requirement or request and the extent of the required or requested disclosure. In the case of disclosures required by law or in connection with litigation as contemplated above, an Member shall disclose only that portion of the Confidential Information that is legally required to be disclosed and shall disclose such Confidential Information only to those third parties to which disclosure is legally required. In the case of all disclosures pursuant to this Section 12.2(d), the disclosing Member shall exercise commercially reasonable efforts, and shall cooperate with the Board, to preserve the confidentiality of such disclosed Confidential Information consistent with applicable law.

ARTICLE XIII

DISPUTE RESOLUTION; REMEDIES

13.1 Dispute Resolution.

(a) Negotiation. The parties agree to attempt to resolve any dispute arising out of or relating to this Agreement by good faith negotiation, which negotiation attempt shall occur between or among the parties involved in such dispute (the “Dispute Parties”) within fifteen (15) Business Days after written notice of the dispute.

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(b) Mediation. If the Dispute Parties are unable to reach agreement, the Dispute Parties shall submit the matter for mediation before resorting to arbitration. The mediation shall be conducted on a confidential basis by a mediator agreed to by the Dispute Parties. The Dispute Parties shall select a mediator within fifteen (15) Business Days after reaching an impasse in negotiations and schedule the mediation within twenty (20) more days, or at the earliest date the mediator is available thereafter.

(c) Arbitration. Any dispute arising out of or relating to this Agreement or alleged breach thereof that cannot be resolved as provided in Section 13.1(a) or 13.1(b) shall be resolved by binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The parties agree to arbitration before a single arbitrator. The Dispute Parties shall mutually agree to an arbitrator from a list of arbitrators recognized by AAA, and if they are unable to so agree, they shall follow AAA’s rules to select the arbitrator. The Dispute Parties shall share the costs of such arbitrator equally between or among them. Each party shall bear its own expenses of preparation for arbitration. The location of any arbitration will be Charlotte, North Carolina.

13.2 Equitable Relief. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, notwithstanding the provisions of Section 13.1, nothing contained herein shall limit the ability of a party to seek a temporary restraining order, preliminary injunctive relief, appointment of a receiver, specific performance or other equitable remedies or relief to which a party may be entitled or to exercise any other right granted hereunder. In the event a party violates the provisions hereof, and in addition to any other remedy provided by law, any other party may seek to enjoin the other by appropriate injunctive proceedings from violating this Agreement. The parties hereby agree to submit to the exclusive jurisdiction of the state and federal courts in North Carolina for purposes of any action contemplated by this Section 13.2 and further agree that the proper and exclusive venues for the resolution of any such actions are the Mecklenburg County, North Carolina Superior Court or the United States District Court for the Western District of North Carolina, Charlotte Division.

13.3 Jury Trial Waiver. To the fullest extent permitted by law, each party hereby expressly irrevocably waives any rights to a jury trial in connection with any litigation arising out of or relating to this Agreement, and each party may file an original counterpart or a copy of this Section 13.3 with any court of competent jurisdiction as written evidence of the forgoing jury trial waiver by the parties.

ARTICLE XIV

ACCOUNTING AND RECORDS

14.1 Books and Records. The Board and the Officers shall cause the Company to maintain at the Company’s principal place of business separate books of accounts which shall show a complete and accurate record of the assets, liabilities, operations, transactions and financial condition of the Company Entities, including the costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the conduct of, and transactions by, the Company Entities and the operation of their business and affairs in accordance with both GAAP and U.S. federal income tax accounting rules as provided in this Agreement. The accounting methods of the Company Entities shall be consistently applied.

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14.2 Tax Matters. The Board shall cause to be prepared and filed on a timely basis all necessary foreign, U.S. federal, state, and local tax returns of the Company. The Board shall appoint a Person to serve as the Company’s “partnership representative” in accordance with Section 6223 of the Code (“Company Representative”). The initial Company Representative shall be the 704Games Member. Notwithstanding any other provision hereof, the Company Representative (a) shall provide each Member with prompt notice of all tax audits, appeals, litigation, and related matters with respect to any Company Entity and keep them informed of developments relating thereto, (b) shall give each Member an opportunity for it and its legal or tax advisors to participate in all such proceedings, (c) shall not concede or settle any such tax matters without the approval of the Board, (d) to the greatest extent possible shall make the election described in Section 6226(a) of the Code unless otherwise approved by Board, and (e) shall endeavor to make decisions and elections and allocate tax burdens among Members in an equitable manner.

14.3 Tax as Partnership. The Members intend that the Company shall be treated as a partnership for U.S. federal income tax purposes and for state income tax purposes in those states that follow U.S. federal tax classifications. Accordingly, this Agreement shall be construed in a manner that ensures the Company’s classification as a partnership for U.S. federal income tax purposes at all times.

14.4 Tax Returns and Information. The Board shall cause all tax returns that the Company is required to file to be prepared and timely filed (including extensions) with the appropriate authorities. The Board shall use commercially reasonable efforts to cause to be delivered to each Member within 90 days after the end of each Fiscal Year or a Sale of the Company, information pertaining to the Company and its operations for the previous Fiscal Year that is necessary for the Members to prepare their respective U.S. federal and state income tax returns for such Fiscal Year.

14.5 Tax Withholding. The Company shall provide a Member with (a written notice before withholding and paying over (or causing the Company or any other entity involved in managing the Company to withhold and pay over) to any taxing authority any amount purportedly representing a tax liability of such Member with respect to its Units, and (b) the opportunity to contest with the Company or the relevant taxing authority that such withholding and payment is required, in whole or in part. Any such notice shall include a description of the basis for such withholding and payment, as well as a copy or description of any claim of the relevant taxing authority that such withholding and payment is required by law.

14.6 Tax Refunds and Exemptions. The Company shall exercise commercially reasonable efforts to assist each Member in obtaining any available tax refunds, exclusions from income, exemptions from withholding, benefits under tax treaties, and other similar relief, and in otherwise making any tax- related filings, applications, or elections, in connection with such Member’s investment in the Company and any investment by the Company, including, without limitation, by assisting such Member in obtaining information concerning the source, character and amount of the Company’s income required for the making of any applicable tax filings, applications or elections or the contesting of any taxes.

14.7 Electronic Delivery of Schedule K-1. Each Member (a) consents to receive Schedule K-1 (Partner’s Share of Income, Deductions, Credits, etc.) from the Company electronically via electronic mail, the Internet or another electronic reporting medium in lieu of paper copies, and (b) agrees to confirm this consent electronically at a future date in a manner set forth by the Company at such time.

14.8 Valuation of Company Assets. The Board shall value the assets and liabilities of the Company at such times as a valuation may be necessary or advisable pursuant to this Agreement. The valuation of assets hereunder shall be at fair market value, which shall be determined using information, techniques and pricing methods that the Board determines to be reliable and consistent. The Board may subject any asset or security value to an illiquidity discount, minority position discount or other similar discount, if the Board deems it appropriate or necessary.

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ARTICLE XV

DISSOLUTION AND WINDING UP

15.1 Term. The Company shall begin on the date of the filing of its certificate of formation and shall continue until dissolved in accordance with the terms hereof. Except as expressly provided herein or in the Delaware Act, no Member shall have the right to cause a dissolution of the Company. The representations, warranties and covenants of the parties hereto shall survive any dissolution of the Company, except where a provision explicitly states otherwise or the context of a provision implicitly contemplates a finite duration.

15.2 Events of Dissolution. The Company shall be dissolved upon the earlier of any of the following (each an “Event of Dissolution”): (a) the approval of a dissolution by the Board and each of the 704Games Member and the RTAP Member (in each case, solely to the extent such Person is a Member as of such time); and (b) any other event that requires or results in a dissolution of the Company under the Delaware Act.

15.3 Up the Company. If an Event of Dissolution occurs, the Board shall cause the winding up of the affairs of the Company and a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors to enable the Members to minimize the normal losses attendant upon a liquidation. In connection with winding up the affairs of the Company, the Board shall cause the collection of the Company’s assets, the disposition of those assets that shall not be distributed in kind to the Members, and the discharge of the Company’s liabilities. The proceeds from liquidation of Company assets shall be applied as follows: (a) first, payment shall be made to the creditors of the Company to the extent permitted by law, and reasonable reserves shall be established for any unforeseen liabilities or obligations if appropriate; and (b) second, all remaining proceeds shall be distributed to the Members in accordance with Section 5.4.

15.4 No Deficit Capital Account Restoration. If any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all years, including the year during which such liquidation occurs), such Member shall have no obligation to make any contribution of capital to the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

15.5 Allocations During Liquidation. During the period commencing on the first day of the year during which an Event of Dissolution occurs and ending on the date on which all of the assets of the Company have been distributed to the Members pursuant to Section 15.3, the Members shall continue to share Net Profits, Net Losses, gain, loss and other items of Company income, gain, loss or deduction in the manner provided in Article IV.

15.6 Character of Liquidating Distributions. All payments made in liquidation of Units of a Member shall be made in exchange for Units of such Member in property pursuant to Code Section 736(b)(1), including the interest of such Member in Company goodwill.

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15.7 Deemed Distribution and Recontribution. Notwithstanding any other provision of this Article XV, in the event the Company is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), but no Event of Dissolution has occurred, the Company’s assets shall not be liquidated, the Company’s liabilities shall not be paid or discharged, and the Company’s affairs shall not be wound up. Instead, solely for U.S. federal income tax purposes, the Company shall be deemed to have distributed its assets in kind to the Members, who shall be deemed to have taken such assets subject to all liabilities of the Company. Immediately thereafter, the Members shall be deemed to have recontributed the assets in kind to the Company, which shall be deemed to have taken the assets subject to all such liabilities.

15.8 Sharing of Proceeds From a Sale of the Company. The parties agree that, to the extent cash and other assets are received by the Members directly in connection with a Sale of the Company, such cash and assets shall be deposited with the Company promptly after the receipt thereof and divided among the Members in proportion to the total distributions they would receive pursuant to Section 5.4. The Members may, however, waive the application of all or any portion of this Section 15.8 to any transaction or series of related transactions if the Members unanimously determine that the deposit of such cash and assets with the Company is unnecessary to achieve the intent hereof.

ARTICLE XVI

MISCELLANEOUS

16.1 Costs and Expenses. Each party to this Agreement shall pay its own costs and expenses, including attorneys’ fees, incurred in connection with the preparation, execution and delivery of this Agreement; except as described in the definition of “Net Capital Contribution.”

16.2 Notices. All notices, consents, waivers and other communications required hereunder shall be in writing and shall be either delivered by hand, delivered by electronic mail, or mailed by registered or certified mail or by a nationally recognized overnight delivery service, postage prepaid, or as otherwise may be specifically required by the Company, if to an Member, to the Member at the electronic mail or physical address set forth in such Member’s signature page to this Agreement, and if to the Company, to the physical address of the Company’s registered office or principal place of business. Each such notice or other communication shall be deemed to have been duly given and to be effective (a) if delivered by hand, immediately upon delivery if delivered on a Business Day during normal business hours and, if otherwise, on the next Business Day, (b) if delivered by electronic mail, on the calendar day immediately following the day on which such transmission was sent, (c) if mailed, on the third Business Day following deposit in the U.S. mail, or (d) if sent by a nationally recognized overnight delivery service, on the day of delivery by such service or, if not a Business Day, on the first Business Day after delivery.

16.3 Amendment of this Agreement. This Agreement may be amended with the written agreement of all of the Members.

16.4 Construction. Each party acknowledges that such party and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement. References to “Sections” or “Articles” refer to corresponding Sections or Articles of this Agreement unless otherwise specified. Unless the context requires otherwise, the words “include,” “including” and variations thereof mean without limitation, the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms refer to this Agreement as a whole and not any particular Section or Article in which such words appear, and any reference to a statute, regulation or law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder. Unless the context requires otherwise, words in the singular include the plural, words in the plural include the singular, and words importing any gender shall be applicable to all genders. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Currency amounts referenced herein are in U.S. Dollars. References to a number of days refer to calendar days unless Business Days are specified. Except as otherwise specified, whenever any action must be taken on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under generally accepted accounting principles as recognized by the American Institute of Certified Public Accountants. Except as otherwise expressly provided in this Agreement, including without limitation Article VII, a Manager, Member and Member may vote, consent, approve or disapprove of any matter, make any determination, election or calculation, or otherwise take any action permitted or required of such Peron under this Agreement, in each case in such Person’s sole and absolute discretion.

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16.5 Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, any consents, waivers, amendments and modifications that may hereafter be executed, and certificates and other information previously or hereafter furnished to any party hereto, may be reproduced by any party by any photographic, microfilm, miniature photographic, electronic data storage or other similar process, and any party may destroy any original document so reproduced. The parties hereto agree and stipulate that any such reproduction shall be as admissible in evidence as the original itself in any judicial or administrative Proceeding (whether or not the original is in existence) and that enlargement, fax or further reproduction of such reproduction shall likewise be admissible in evidence.

16.6 Further Assurances. At any time or from time to time after the date hereof, each Member shall cooperate in good faith with the Board and the Company and, at the request of the Board, execute and deliver any further instruments or documents and take all such further action as the Board may deem reasonably necessary or advisable to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

16.7 Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. In particular, it shall be construed to the maximum extent possible to comply with all of the terms and conditions of the Delaware Act. If, nevertheless, it shall be determined by a court of competent jurisdiction that any provision or wording of this Agreement shall be invalid or unenforceable under the Delaware Act or other applicable law, such invalidity or unenforceability shall not invalidate the entire Agreement. In that case, this Agreement shall be construed to limit any term or provision to make it enforceable or valid within the requirements of any applicable law, and, in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.

16.8 Waiver of Compliance; Consents. A Person’s noncompliance with any provision of this Agreement may be waived prospectively or retroactively in writing by those Persons that have the power to amend such provision. No failure or delay by any party in exercising any right, power, or privilege under this Agreement shall operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless such waiver or renunciation is set forth in a signed writing, (b) no waiver that may be given by a party shall be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement. Any consent or waiver required or permitted by this Agreement shall be binding only if in writing.

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16.9 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

16.10 Third-Party Beneficiary. Except with respect to Article V, Section 16.14 and as otherwise expressly set forth in this Agreement, no provision hereunder is intended to be for the benefit of or enforceable by any third party, including any creditor of the Company; provided, that for so long as NASCAR is a service provider and licensor of the Company pursuant to the NASCAR License Agreement, NASCAR shall be deemed a third party beneficiary for purposes of enforcing the rights herein related to the NASCAR Managers.

16.11 Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute the same document. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. The signature of any party to any counterpart shall be deemed a signature, and may be appended, to any other counterpart.

16.12 Integration; Entire Agreement. This Agreement, as amended hereafter from time to time in accordance with the terms hereof, sets forth the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, constitutes the one and only limited liability company agreement in respect of the Company’s business and affairs, and supersedes all prior written and oral statements, including any prior representation, statement, condition or warranty, term sheet, letter of intent, memorandum of understanding or other similar document. Notwithstanding the foregoing, the parties acknowledge and agree that the Company or an Affiliate thereof may enter into an employment agreement, restricted interest agreement, award agreement, indemnification agreement or other similar agreement with a party that has the effect of establishing rights under, or altering or supplementing the terms of, this Agreement with respect to such party. In furtherance, but not in limitation, of the foregoing, the parties acknowledge and agree that (a) the application of any provisions of this Agreement relating to the Transfer of Interests or confidentiality with respect to any party hereto shall be in addition to and shall supplement, and shall not waive, modify, supersede or otherwise amend, any provisions relating to the same subject matters contained in any other such agreement between the Company and such party (e.g., any employment agreement, restricted interest agreement or award agreement), and to the extent such provisions conflict or are inconsistent, the provisions that provide the greater or more beneficial rights or remedies to the Company with respect to such subject matter shall control and govern, and (b) the application of any provisions of this Agreement relating to the exculpation and indemnification protection of any party hereto shall be in addition to and shall supplement, and shall not waive, modify, supersede or otherwise amend, any provisions relating to the same subject matters contained in any other such agreement between the Company and such party (e.g., any indemnification agreement), and to the extent such provisions conflict or are inconsistent, the provisions that provide the greater or more beneficial rights or remedies to such party with respect to such subject matter shall control and govern. Each party acknowledges and agrees that each such agreement is a separate agreement solely between the parties thereto, no such agreement shall be deemed to be incorporated into this Agreement or to make any other party a third-party beneficiary thereof, and no Members shall be entitled to copies of any such agreements entered into with any other party.

16.13 Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted transferees.

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16.14 Certain Acknowledgements. Upon execution and delivery of a counterpart to this Agreement or a joinder to this Agreement, each Member shall be deemed to acknowledge to the Company as follows: (a) such Member is duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization; (ii) such Member has the full capacity, power, right and authority to enter into this Agreement, to be legally bound hereby and to fully perform its obligations hereunder, and such actions have been duly and validly authorized by all necessary corporate action on the part of such Member; (c) the determination of such Member to acquire Units in connection with this Agreement or any other agreement that has been made by such Member independent of any other Member and independent of any statements or opinions as to the advisability of such purchase or as to the properties, business, prospects or condition (financial or otherwise) of the Company and its Subsidiaries which may have been made or given by any other Member or by any agent or employee of any other Member; and (d) no other Member has acted as an agent of such Member in connection with making its investment hereunder and no other Member shall be acting as an agent of such Member in connection with monitoring its investment hereunder.

ARTICLE XVII

DEFINED TERMS

The following capitalized terms shall have the meanings specified below:

“704Games Member” or “704Games” means 704Games Company, a Delaware corporation.

“AAA” has the meaning set forth in Section 13.1(c).

“Accepted New Securities” has the meaning set forth in Section 2.4(b).

“Acceptance Period” has the meaning set forth in Section 2.4(c).

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant year, after giving effect to the following adjustments:

(a) Credit to such Capital Account of any amounts which such Member is obligated to restore pursuant to the penultimate sentences in Regulations Sections 1.704-2(g)(1) and 1.704- 2(i)(5); and

(b) Debit to such Capital Account the items described in Regulations Sections 1.704- 1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person to which it refers, any other Person that, directly or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, such subject Person.

“Affiliate Indemnitor” has the meaning set forth in Section 7.5(c).

“Agreement” has the meaning set forth in the introductory statement of this document.

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“Available New Securities” has the meaning set forth in Section 2.4(c).

“Available Units” has the meaning set forth in Section 9.1(b).

“Bankruptcy” means, with respect to any Person, the occurrence of any of the events contemplated by Section 18-304 of the Delaware Act with respect to such Person.

“Board” means the group of Managers with full, exclusive and complete authority and discretion in the management of the Company’s affairs as more specifically set forth in Article VI.

“Business Day” means any day or part of a day on which the New York Stock Exchange is open for business.

“Business Opportunity” has the meaning set forth in Section 7.3(a).

“Cap” has the meaning set forth in Section 3.1(b)(i)(A).

“Capital Account” means, with respect to any Member, the capital account maintained for such Member in accordance with the following provisions:

(a) To each Member’s Capital Account there shall be credited (i) such Member’s capital contributions, (ii) such Member’s distributive share of Net Profits and any items in the nature of income or gain that are specially allocated to such Member pursuant to Sections 4.5, 4.6 or 4.7, and (iii) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member. The principal amount of a promissory note that is not readily traded on an established securities market and is contributed to the Company by the maker of the note (or an Member related to the maker of the note within the meaning of Regulations Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Member until the Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations Section 1.704- 1(b)(2)(iv)(d)(2);

(b) To each Member’s Capital Account there shall be debited (i) the amount of cash and the Gross Asset Value of any property distributed to such Member pursuant to any provision of this Agreement, (ii) such Member’s distributive share of Net Losses and any items in the nature of expenses or losses that are specially allocated to such Member pursuant to Sections 4.5, 4.6 or 4.7, and (iii) the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company;

(c) In the event Units are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Units; and

(d) In determining the amount of any liability for purposes of subparagraphs (a) and (b) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

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The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Board shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or any Members), are computed in order to comply with such Regulations, the Board may make such modification, provided it is not likely to have a material effect on the amounts distributed to any Person pursuant to this Agreement upon the dissolution of the Company. The Board also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704- 1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

“Capitalization Schedule” has the meaning set forth in Section 2.1.

A “Change of Control” means, with respect to any Person that is an entity, the consummation of a transaction or series of transactions pursuant to which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the beneficial owner, directly or indirectly, of equity in such Person representing a majority of the total voting power of then-outstanding equity of such Person entitled to vote generally in the election of (or otherwise appoint or designate) the Person’s directors, managers or other similar management.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory statement of this document.

“Company Entity” means the Company and each Subsidiary.

“Company Liabilities” means the Company’s obligation or need (as determined by the Board) in the regular course of business to (a) pay expenses, (b) establish reserves and pay liabilities of the Company, (c) fund the Company’s indemnification obligations hereunder, and (d) meet any other need or obligation that the Board may determine.

“Company Minimum Gain” means “partnership minimum gain” as defined in Regulations Section 1.704-2(b)(2) and determined in accordance with Regulations Section 1.704-2(d).

“Company Representative” has the meaning set forth in Section 14.2.

“Confidential Information” means (a) the identity of the parties of this Agreement and the terms of this Agreement, and (b) all proprietary or confidential business, financial, technical and other information of any Company Entity (whether in written, oral or electronic form) relating to a Company Entity or any of its Affiliates, including but not limited to all product and service specifications, marketing and business plans, customer and competitor information, supplier information, pricing information, business arrangements with third parties, know-how, trade secrets and other intellectual property, investment and performance history, assets, policies, plans, strategies, methods and procedures. Confidential Information shall not include any information belonging to a Member that was independently developed by such Member.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies or affairs of a Person, whether through ownership of voting securities, by contract, as executor or trustee, or otherwise. The existence and possession of Control with respect to a Person shall be determined by the Board, provided that a Person’s ownership, directly or indirectly, of more than 50% of the voting power or the value of another Person shall be deemed to constitute Control of such Person.

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“Damages” has the meaning set forth in Section 7.4(a).

“Delaware Act” means the Delaware Limited Liability Company Act, as amended.

“Depreciation” means, for any given Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset of the Company for such year, except that if the Gross Asset Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for U.S. federal income tax purposes of an asset at the beginning of such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

“Dispute Parties” has the meaning set forth in Section 13.1(a).

“Economic Interest” means the proprietary interest of a Member in the capital, income, losses, credits, and other economic rights and interests of the Company, including the right of the Member to receive distributions from the Company. For the avoidance of doubt, an Economic Interest also represents a “limited liability company interest” as defined in Section 18-101(8) of the Delaware Act.

“Event of Dissolution” has the meaning set forth in Section 15.2.

“Excluded Securities” means:

(a) The Units issued on the date hereof;

(b) Units issuable upon a split, combination or other similar capitalization event with respect to the Company that is approved by the Board;

(c) Units issued or issuable pursuant to the acquisition of another business or the consummation of a joint venture, in each case that is approved by the Board;

(d) Units issued or issuable in connection with a collaboration, license, development, marketing or other similar agreement or strategic partnership approved by the Board;

(e) Securities of a wholly owned Subsidiary issued to the Company or another wholly owned Subsidiary of the Company;

(f) Securities issued in a conversion of the Company into another form of business entity other than a limited liability company; and

(g) Any other securities to be issued by the Company or any other Company Entity that are excluded with the approval of the Board.

“Exculpated Party” has the meaning set forth in Section 7.4(b).

“Fiscal Year” has the meaning set forth in Section 4.1.

“Funding Member” has the meaning set forth in Section 3.1(b)(i)(B).

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“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for U.S. federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by an Member to the Company shall be the gross fair market value of such asset, as determined by the Board;

(b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by the Board as of the following times: (i) the acquisition of additional Units in the Company by any Person in exchange for more than a de minimis capital contribution or upon the exercise of an option; (ii) the distribution by the Company to an Member of more than a de minimis amount of Company property as consideration for Units; (iii) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company; and (iv) liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);

(c) The Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by the Board; and

(d) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (f) of the definition of “Net Profits” and “Net Losses” or Section 4.10; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (b) or (d), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Net Profits and Net Losses.

“Incapacity” means, with respect to any natural person, the determination that such natural person lacks the capacity to manage his or her affairs or make decisions regarding himself or herself, his or her family or his or her property, as agreed to by such person, as determined by a court of competent jurisdiction, or as reasonably determined by the Board.

“Indemnitee” has the meaning set forth in Section 7.5(a).

“Initial Acceptance Period” has the meaning set forth in Section 2.4(b).

“Initial Refusal Right Acceptance Period” has the meaning set forth in Section 9.1(b).

“Interest” means all of an Member’s rights and obligations as an Member in the Company, including (a) any Economic Interest, (b) any right to participate in the management or approve actions proposed by persons responsible for the management of the Company, and (c) any right to inspect the books and records of or receive information from the Company.

“Implied Transaction Value” means, with respect to any Unit, the value of such Unit determined as if the Company were to be liquidated for proceeds with a value equal to the total value for the Company implied by the purchase price set forth in the applicable Tag-Along Notice and assuming such proceeds were then distributed by the Company to the Members in a total liquidation in accordance with the terms hereof.

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“Liens” means any mortgage, pledge, hypothecation, rights of others, claim, security interest, encumbrance, title defect, title retention agreement, voting trust agreement, interest, option, lien, charge or similar restrictions or limitations, including any restriction on the right to vote, sell or otherwise dispose of any security or asset.

“Manager” has the meaning set forth in Section 6.1.

“Managing Member” has the meaning set forth in Section 3.2.

“Member” means a member of the Company, as such term is used in Section 18-101(11) of the Delaware Act.

“Member Accepted Units” has the meaning set forth in Section 9.1(b).

“Member Loan” has the meaning set forth in Section 3.1(b)(i)(B).

“Misconduct” means, with respect to a Person, that a court of competent jurisdiction has made a final determination without further opportunity for appeal that such Person has committed an act or omission in connection with the management and operation of the Company that constitutes actual fraud, gross negligence, willful misconduct or a material breach of this Agreement. Unless there is a specific finding that Misconduct has occurred (or where such a finding is an essential element of a judgment or order), the termination of any Proceeding by judgment, order or settlement, or upon a plea of nolo contendere or its equivalent, shall not, by itself, create a presumption for the purposes of this Agreement that the Person in question committed Misconduct. Notwithstanding anything to the contrary contained herein, an act or omission taken by a Person in connection with the management and operation of the Company shall not constitute Misconduct if such act or omission is (a) in the reasonable judgment of such Person, necessitated by any applicable law, rule, request or regulation or order of any court or administrative agency, or (b) made in compliance with the terms of this Agreement.

“NASCAR” means National Association for Stock Car Auto Racing, Inc., a Florida corporation.

“NASCAR License Agreement” means the Letter of Intent, dated December 6, 2018, among NASCAR, the RTAP Member and the 704Games Member until such time as it is terminated or superseded by a separate “License Agreement” as contemplated therein, in either case pursuant to which NASCAR has (i) granted to the Company a right and license to use certain names, trademarks, trade names, service marks, trade dress, and logos of NASCAR (“NASCAR Marks”) for purposes of advertising, marketing and promoting the ELeague and ELeague events, and (ii) committed to execute certain expected deliverables as enumerated therein.

“Net Capital Contributions” means, with respect to a Member as of any given time, an amount equal to:

(a) The aggregate value of the cash capital contributions made by such Member to the Company, on or after the date hereof, with respect to its Units as of such time, which (i) for the RTAP Member shall include any third party documented out-of-pocket expenses actually incurred in connection with the drafting and negotiation of this Agreement, the ETeam Agreement, and the other agreements and materials related to the formation of the ELeague up to an amount of $50,000 unless any such excess has been approved by a Supermajority of the Board, and (ii) for the 704Games Member, its cash Capital Commitment contributions and its reasonable, verifiable and direct out-of-pocket ELeague-specific programming/technology costs incurred in connection with the services provided pursuant to Section 3.2, but only if such costs are necessary for ELeague play (as opposed to NASCAR Heat video game play), and are approved by the Board (pursuant to its approval of the applicable Operating Plan or by separate approval); minus

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(b) The aggregate amount of the cash and the fair market value of the assets distributed by the Company to such Member with respect to such Member’s Units pursuant to Section 5.4(a) as of such time.

“Net Profits” or “Net Losses” means, with respect to any Fiscal Year, an amount equal to the Company’s taxable income or loss for such year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) Any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition of “Net Profits” and “Net Losses” shall be added to such taxable income or loss;

(b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition of “Net Profits” and “Net Losses” shall be subtracted from such taxable income or loss;

(c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Net Profits or Net Losses;

(d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such year, computed in accordance with the definition of Depreciation;

(f) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704- (b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Profits or Net Losses; and

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(g) Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Sections 4.5, 4.6 or 4.7 shall not be taken into account in computing Net Profits or Losses.

The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 4.5, 4.6 or 4.7 shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.

“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1) and 1.704-2(i)(2).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.704-2(b)(3).

“Notice of Transfer” has the meaning set forth in Section 9.1(a).

“NTP Rights Agreement” means that certain Amended and Restated Distribution and License Agreement between the 704Games Member and NASCAR Team Properties (“NTP”) as of August 1, 2018, as amended, and including any extensions and/or renewals thereof, pursuant to which NTP licensed to the 704Games Member the exclusive right to utilize certain intellectual property rights of NASCAR and NASCAR Cup Series competitors to (i) develop, manufacture and commercially exploit NASCAR- branded video games (e.g. the NASCAR Heat video game series) intended to replicate authentic NASCAR-sanctioned racing competition rules and structure (including but not limited to points standings calculation, schedule, multiple national series, inclusion of NASCAR-sanctioned tracks, race duration and which includes 12 or more active drivers, etc.) and (ii) create and administer Esports competitions based upon such aforementioned video games. For purposes of this Agreement, the NTP Rights Agreement shall be deemed to include any subsequent or substitute agreement between NTP and the 704Games Member (or their respective affiliates, successors or assigns) relating to the rights granted in the NTP Rights Agreement.

“Offer Notice” has the meaning set forth in Section 2.4(a).

“Officer” has the meaning set forth in Section 6.8(a).

“Open Issuance Period” has the meaning set forth in Section 2.4(d).

“Open Transfer Period” has the meaning set forth in Section 9.1(c).

“Operating Plan” has the meaning set forth in Section 3.2.

“Ordinary Course of Business” means, with respect to any Company Entity, an action taken by such Company Entity that (a) is consistent with the past practices of such Company Entity and is taken in the ordinary course of the normal day-to-day operations of such Company Entity, and (b) is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Company Entity.

“Other Business” has the meaning set forth in Section 7.3(b).

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

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“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704- 2(i)(3).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Regulations Sections 1.704-2(i)(l) and 1.704-2(i)(2).

“Person” means and includes a natural person, corporation, partnership, association, limited liability company, trust, estate, or other entity.

“Preemptive Offer” has the meaning set forth in Section 2.4(a).

“Pro Rata Share” means:

(a) Preemptive Right. With respect to a Preemptive Offer made to a Member under Section 2.4, the quotient (expressed as a percentage) obtained by dividing (i) the total number of outstanding Units held by such Member on the first day of the Acceptance Period, by (ii) the total number of outstanding Units on the first day of the Acceptance Period;

(b) Right of First Refusal. With respect to the exercise of a Member’s right of first refusal under Section 9.1, the quotient (expressed as a percentage) obtained by dividing (i) the total number of outstanding Units held by such Member on the first day of the Refusal Right Acceptance Period, by (ii) the total number of outstanding Units on the first day of the Refusal Right Acceptance Period; and

(c) Tag-Along Right. With respect to a Person’s percentage share of the total purchase price to be paid by buyer(s) in a Tag-Along Transaction under Section 9.2, an amount equal to the quotient (expressed as a percentage) obtained by dividing (i) the total Implied Transaction Value of the Units that such Person intended or elected to sell in such transaction (e.g., the Implied Transaction Value of the Units to be sold by the Tag-Along Member or the Implied Transaction Value of the Tag-Along Participation Amount of an exercising Member), by (ii) the total Implied Transaction Value of all Units that all Persons intended or elected to sell in such transaction (e.g., the Implied Transaction Value of the Units to be sold by the Tag-Along Member and the Implied Transaction Value of the Tag-Along Participation Amount of all exercising Members).

“Proceeding” has the meaning set forth in Section 7.5(a).

“Refusal Right Acceptance Period” has the meaning set forth in Section 9.1(b).

“Regulations” means the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Regulations.

“Regulatory Allocations” has the meaning set forth in Section 4.7.

“RTAP Member” means RTA Promotions, LLC, a North Carolina limited liability company, together with its permitted Transferees.

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“Sale” means, with respect to any entity:

(a) The acquisition of securities in such entity (whether from such entity or the owners thereof) by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) by means of any transaction or series of related transactions (including, without limitation, any equity acquisition, reorganization, merger or consolidation), other than a transaction or series of related transactions in which the beneficial owners of the outstanding securities of such entity on a fully-diluted basis immediately prior to such transaction or series of related transactions continue to retain, in substantially the same proportion of ownership as prior to the transaction or series of related transactions (either by such securities remaining outstanding or by such securities converting into securities of the surviving entity), at least a majority of both the total voting power and the total economics associated with the outstanding securities of such entity or such surviving entity on a fully-diluted basis immediately after such transaction or series of related transactions; or

(b) The sale, lease, transfer, exclusive license, conveyance or other disposition, in a single transaction or series of related transactions, by such entity or one or more direct or indirect subsidiaries thereof, of all or substantially all of the assets of such entity and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more direct or indirect subsidiaries of such entity if all or substantially all of the assets of such entity and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except in each case where such sale, lease, transfer, exclusive license, conveyance or other disposition is to a direct or indirect wholly owned subsidiary of such entity.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in Section Error! Reference source not found..

“Subsidiary” means, with respect to the Company, any other Person that, directly or indirectly through one or more intermediaries, is Controlled by the Company.

“Tag-Along Member” has the meaning set forth in Section 9.2(a).

“Tag-Along Notice” has the meaning set forth in Section 9.2(a).

“Tag-Along Participation Amount” has the meaning set forth in Section 9.2(c).

“Tag-Along Period” has the meaning set forth in Section 9.2(b).

“Tag-Along Right” has the meaning set forth in Section 9.2(b).

“Tag-Along Transaction” has the meaning set forth in Section 9.2(a).

“Target Capital Account” means an amount, determined with respect to each Member, equal to (a) the hypothetical distributions such Member would receive pursuant to Section 5.4 if (i) each asset of the Company (other than cash) was sold for an amount of cash equal to such asset’s Gross Asset Value as of the end of the applicable Fiscal Year, (ii) each liability of the Company was satisfied in cash in accordance with its terms (limited, with respect to each “Non-recourse liability,” as defined in Section 1.704-2(b)(3) of the Regulations, to the Gross Asset Value of the asset or assets securing such Non- recourse liability), and (iii) all remaining cash of the Company (including the net proceeds of such hypothetical transactions and all cash otherwise available after the hypothetical satisfaction of all the aforementioned liabilities) were distributed in full to the Members pursuant to Section 5.4; minus (b) if upon such hypothetical liquidation, instead of receiving a distribution such Member would be obligated to make a capital contribution to the Company or would otherwise be liable for the obligations of the Company, an amount equal to such hypothetical contribution obligation or liability (taking into consideration any similar contribution obligations or liabilities of other Members so that their respective Capital Account balances correspond as closely as possible to the manner in which economic responsibility for such items would be borne by the Members under the terms of this Agreement and applicable law); minus (c) the sum of (i) the amount of such Member’s share of partnership minimum gain (as defined in Regulations Sections 1.704-2(g)(1) and (3)) and (ii) the amount of such Member’s share of partner nonrecourse debt minimum gain (as defined in Regulations Section 1.704-2(i)(5)).

“Tax Distribution” has the meaning set forth in Section 5.6.

“Tax Year” has the meaning set forth in Section 4.1.

“Transfer” means any sale, conveyance, pledge, donation, hypothecation, encumbrance, disposition, transfer (including, without limitation, a transfer by divorce or by will or intestate distribution or in connection with an equitable distribution), gift or attempt to create or grant a security interest in any security or interest therein or portion thereof, whether voluntary or involuntary, by operation of law or otherwise, and any contract to do any of the foregoing. A Change of Control of a Member shall be deemed to constitute a Transfer of such Member’s Units. Notwithstanding the foregoing, a pledge of only an Economic Interest in a Member’s Units shall not constitute a Transfer; provided, that the Member provides notice of such pledge to the Board.

“Units” means the increments by which Interests are expressed.

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IN WITNESS WHEREOF, this Agreement is hereby executed under seal as of the day and year first above written.

RACING PRO LEAGUE, LLC		RTA Promotions, LLC

By:	704Games Company, its Managing Member

By:	/s/ Dmitry Kozko	By:	/s/ Jonathan S. Marshall
Name:	Dmitry Kozko	Name:	Jonathan Marshall
Title:	CEO	Title:	Executive Director
Address:	5972 NE 4th Ave Miami, FL 33137 USA	Address:	701 North Church Street, Unit 1 Charlotte, NC 28202
Email:	dk@motorsport.com	Email:	jsm@raceteamalliance.com

704Games Company

By:	/s/ Dmitry Kozko
Name:	Dmitry Kozko
Title:	CEO
Address:	301 Camp Road, Suite 104. Charlotte, NC 28206
Email:	dk@motorsport.com,
stephen.hood@motorsport.com, legal@motorsport.com

EACH OTHER MEMBER SHALL BECOME A PARTY TO THIS AGREEMENT BY EXECUTING THE JOINDER CERTIFICATE ATTACHED HERETO AS EXHIBIT B, WHICH SHALL BE ATTACHED TO THIS AGREEMENT AND CONSTITUTE A PART HEREOF.

EXHIBIT A

CAPITALIZATION SCHEDULE

Member	Units
RTA Promotions, LLC	100,000
704Games Company	100,000
Total	200,000

EXHIBIT B

JOINDER CERTIFICATE

[certificate follows this page]

JOINDER CERTIFICATE

RACING PRO LEAGUE, LLC

(a Delaware Limited Liability Company)

By signing this Joinder Certificate, the undersigned accepts and agrees to be a party to and bound by the terms and provisions of the Limited Liability Company Agreement of RACING PRO LEAGUE, LLC, dated effective as of March 1, 2019, as it may be amended from time to time.

The undersigned is executing this Joinder Certificate in its capacity as Member.

Dated:	_____________________________.

PLEASE SIGN BELOW IF A NATURAL PERSON *

By:
Name:
Address:

Email:

PLEASE SIGN BELOW IF NOT A NATURAL PERSON
Entity Name:______________________________________
By:
Name:
Title:
Address:

Email:

* If the signatory is a natural person, married and acquiring or holding an ownership interest in the company, such natural person’s spouse must execute and deliver to the company a spousal consent in a form provided by the company as a condition to the effectiveness of this joinder certificate.

EXHIBIT C

MATTERS REQUIRING BOARD APPROVAL

Supermajority of the Board

1.	The creation, authorization, designation, reclassification, modification, issuance or sale of any class or series of any securities of any Company Entity or any “phantom” equity or equity appreciation rights in any Company Entity;

2.	The admission of any Person as a member of any Company Entity or withdrawal of any Person as a member of any Company Entity (except relating to a Sale unanimously approved by the Members);

3.	The redemption or repurchase of any securities in any Company Entity;

4.	Any Transfer of Units (other than a Transfer pursuant to Section 8.3 (Transfer upon death) or a Sale unanimously approved by the Members) or waiver of the application of Article IX with respect to a Transfer;

5.	The filing or consent to the filing of a petition for or against any Company Entity under any U.S. federal or state bankruptcy, insolvency or reorganization act;

6.	The voluntary dissolution and winding up of any Company Entity, it being understood that, pursuant to Section 15.2, the approval of each of the 704Games Member and the RTAP Member (in each case, solely to the extent such Person is a Member as of such time) is also required;

7.	The consummation of a Sale by any Company Entity, except for a Sale of 100% of the Company or substantially all of the assets of the Company which shall require unanimous approval of the Members;

8.	Any transaction between the Company and the 704Games Member, including any fees payable for services provided by the 704Games Member to the extent not set forth in the approved Operating Plan;

9.	Any Capital Call or capital contributions (other than those of the 704Games Member in connection with its Capital Commitment during the Commitment Period), including the valuation of the Company and other terms of any issuance of Units to a Member or other Person;

10.	Any change to the number of ETeams available for sale and the terms on which those ETeams may be sold;

11.	The adoption of the Operating Plan for each Fiscal Year and any amendments or modifications thereto; provided, however, that if no such Operating Plan for a Company Entity is approved for any Fiscal Year, the last approved Operating Plan for such Company Entity shall represent the Operating Plan for such Company Entity for such Fiscal Year (excluding any extraordinary and nonrecurring items);

12.	The making of capital expenditures by any Company Entity in excess of what is contemplated by the then-current Operating Plan;

13.	The making of a material change to any Company Entity’s principal line of business or the commencement of any new material line of business by any Company Entity that is not contemplated by the then-current Operating Plan;

14.	The creation, incurrence or assumption of any indebtedness for borrowed money of any Company Entity (which shall include for purposes hereof capitalized lease obligations and guarantees or other contingent obligations for indebtedness for borrowed money) other than Member Loans and trade payables and accrued expenses incurred in the Ordinary Course of Business;

15.	Except as otherwise permitted by this Agreement, the making of any agreement, contract, obligation, promise or undertaking (whether oral or written and whether express or implied) on behalf of any Company Entity that requires it to pay amounts in excess of $25,000 individually or $50,000 in the aggregate that is not contemplated by the then-current Operating Plan;

16.	The amendment of a Company Entity’s certificate of formation, limited liability company agreement or other organizational and governance documents, including this Agreement;

17.	Any change to the form of ETeam Agreement;

18.	“Including NASCAR”: Entering into, amending, or terminating any agreement for sponsorship, marketing or promotion of the ELeague, including any ELeague event; provided, that the Board shall not approve any such agreement with a third party that is a sponsor of NASCAR, with respect to its sponsor, or any ETeam (or an affiliate thereof that operates a NASCAR series race team), with respect to its sponsor, without the prior written consent of NASCAR or such ETeam, as applicable; and

19.	Including NASCAR”: Any action set forth above that constitutes a change to the Competition Structure.

Majority of the Board

20.	“Including NASCAR”: Any changes to the Competition Structure, other than as set forth above as requiring Supermajority approval;

21.	“Including NASCAR”: Entering into, amending, or terminating any agreement for the broadcast or streaming of any ELeague event(s);

22.	Any use of the NASCAR Marks in advertising and promotion of the ELeague pursuant to the NASCAR License Agreement, which shall be “Including NASCAR” with respect to any such use outside of the normal course of the Company’s administrative and non-consumer facing common and customary business practices in its use of the NASCAR Marks, such as, without limitation, sales and promotional materials, all based upon previously approved mock-ups as reviewed and approved by a Supermajority of the Advisory Board, such approval not to be unreasonably withheld, conditioned or delayed;

23.	Any requested consent to a sale, transfer or change of control of an ETeam or other assignment of an ETeam’s rights under its applicable ETeam Agreement;

24.	Any amendment an ETeam Agreement or waiver of the Company’s rights or an ETeam’s obligations under an ETeam Agreement;

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25.	The creation of any new Company Entity;

26.	The appointment of any officer of any Company Entity;

27.	The declaration or payment of any dividends, distributions or other similar payments by any Company Entity to its owners;

28.	The repayment of any outstanding indebtedness of any Company Entity except when due in accordance with its terms or to the extent set forth in the then current Operating Plan;

29.	The mortgage, encumbrance, creation or incurrence of any Liens on any Company Entity’s assets other than: (i) in connection with indebtedness approved by Supermajority of the Board; (ii) imposed by law (such as Liens of carriers, warehousemen, mechanics, materialmen and landlords), and other similar Liens incurred in the Ordinary Course of Business for a Company Entity, for sums not constituting borrowed money and that are not overdue for a period of more than 30 days; (iii) Liens for taxes, assessments or other governmental charges or statutory obligations that are not delinquent or remain payable without penalty; and (iv) purchase money security interests with respect to equipment and other personal property acquired in the Ordinary Course of Business for the Company Entity, provided the Company Entity complies with the other provisions of this Exhibit C;

30.	The (i) hiring of any employee, or the engagement of any consultant, independent contractor or other Person who shall provide services to any Company Entity, to whom the Company Entity would pay more than $50,000 in any 12-month period, (ii) the appointment of a chief executive officer, chief financial officer or other C-suite executives for any Company Entity, or (iii) the modification, amendment or termination of any existing employment or other similar service arrangement with any Person contemplated by clauses (i) or (ii), unless relating to a modification or amendment made in the Ordinary Course of Business;

31.	The adoption of or increase in the payments or benefits payable under any profit-sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan for or with any employees or other service providers of any Company Entity;

32.	The initiation of a lawsuit by any Company Entity, the confession of any judgment against any Company Entity, or the settlement of any uninsured loss of a Company Entity;

33.	The conversion of any Company Entity into another form of business entity or into an entity organized under a jurisdiction other than its then-current jurisdiction of organization;

34.	The consummation of any joint venture by any Company Entity with another Person, an investment by any Company Entity in another Person (excluding wholly owned Subsidiaries), or the acquisition of substantially all of the assets or securities of another Person (excluding wholly owned Subsidiaries) and not requiring consent of a Supermajority of the Board;

35.	The making of any change to any accounting policy of any Company Entity that would deviate from GAAP;

36.	The approval of any ETeam sponsorship;

37.	“Including NASCAR”: Specific categories, types and brands of sponsors associated with ETeam sponsorships in the ELeague, subject to the provisions of the NASCAR License Agreement; and

38.	Other actions expressly described herein that require the approval of the Board.

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EXHIBIT D

ELEAGUE STRUCTURE

The ELeague will initially be structured to include up to a total of thirty-two (32) teams competing in the ELeague competitive events (each an “ETeam”). ETeam ownership will be memorialized through a standard contract adopted by the Board and entered into between the Company and the respective ETeam owner (the “ETeam Agreement”). Notwithstanding the foregoing, the Company anticipates that the ELeague will have between twelve (12) and sixteen (16) ETeams when it launches, which will be made up of ETeams owned by current members of the RTAP Member (“RTAP Member Teams”) as well as Person(s) that are not current members of the RTAP Member (“Non-RTAP Member Teams”) as follows:

(a)	Each of the twelve (12) RTAP Member Teams will be offered one (1) ETeam at no cost in return for specific ELeague support obligations as outlined herein (RTAP Member Teams will not be required to accept an ETeam – only those that enter into an ETeam Agreement (as defined below) will receive an ETeam).

(b)	Once all RTAP Member Teams have notified the Company whether they are willing to enter into an ETeam Agreement or are otherwise declining the offer, the remaining open ETeams of the first “up to sixteen (16)” in the initial offering will be offered in the following order of preference:

(i)	First, to Non-RTAP Member Teams who hold a NASCAR Cup Series charter agreement;

(ii)	Second, provided that there is at least one (1) of the original sixteen (16) ETeams available, then one (1) ETeam will be offered to JR Motorsports; and

(iii)	Third, if any open ETeams remain after application of (i) and (ii) above, then any remaining ETeams of the original sixteen (16) ETeams shall be offered to the other race teams that compete on a full-time basis in one of any of the Cup, Xfinity or Truck series of races sanctioned by NASCAR.

(c)	The sale of any ETeam as provided in subsection (i), (ii) or (iii) above shall be at the Additional Team Price (as defined below).

(d)	At some time in the future, as the Board shall determine, additional ETeams may be sold at the Additional Team Price.

(e)	The term “Additional Team Price” shall mean the ETeam sale price as determined by the Board, which may be adjusted from time to time.

(f)	Notwithstanding the foregoing, the Board may change the number of ETeams available for sale from time to time and the terms on which those ETeams may be sold.

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COMPETITION STRUCTURE

Driver Draft:

(a)	The following individuals will be eligible for the initial ELeague Driver Draft:

●	The top 100 ELeague qualifiers from the NASCAR Heat video game “Tier 2” competition level (50 Xbox players and 50 PlayStation players); and

●	Any and all ETeam owner employees who satisfy a certain minimum criterion determined by the Board.

(b)	704Games will track the statistics of the top 100 qualifiers and create a “draft book” of eligible drivers for the ETeam owners to review prior to the Driver Draft.

(c)	704Games will make commercially reasonable efforts to vet all eligible drivers prior to the Driver Draft.

(d)	Eligible drivers will be required to submit a short video of themselves prior to the Driver Draft.

Schedule and Gameplay Competition:

(a)	Fourteen (14) race schedule, with twelve (12) regular season races, a “wild card” race and a Championship finale;

(b)	Some race events may be executed live, in front of a live audience as determined by the Board;

(c)	Races will be thirty (30) to forty (40) minutes in duration;

(d)	Races across all three (3) NASCAR-sanctioned national series with two (2) Xfinity Series races, two (2) Gander Outdoors Series truck races and twelve (12) Cup Series races, each running in their respective race vehicles;

(e)	Inclusion of all track types: short tracks, speedways, superspeedways and road courses;

(f)	Exhibition races planned for off-weeks;

(g)	Race schedule structured to align with NASCAR Series race schedule where appropriate;

(h)	ELeague races will be scheduled on a standard weeknight so as to not conflict with iRacing events (and vice versa);

(i)	ELeague races to have multiple pit stops for more exciting racing;

(j)	Common, simple point system (similar to the NASCAR Cup Series point system); and

(k)	At the end of the ELeague regular season (after race #12), the top ten (10) ETeams (adding together the points earned by both of the ETeams’ eDrivers) qualify for the four (4) race playoff.

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EXHIBIT E

704GAMES DELIVERABLES

●	Annual technology and platform development required to build, maintain and operate NASCAR Heat, including underlying source code and game engines (including technical oversight of servers, registration, storefront, administration, lobbies and web app).

●	Necessary 704Games, NASCAR and track licensing rights for use in creating and promoting the ELeague.

●	Motorsport Network digital media ELeague promotion (transferred from a commitment of hard assets as part of Motorsport Network’s investment in 704Games) of up to $150,000 annually.

●	704Games digital media promotion (allocated from 704Games’ digital media marketing budget to promote annual game sales) of up to $150,000 annually.

●	Coordination with third parties for ELeague broadcast/streaming rights, as well as gaming platform relationships.

●	All aspects and costs associated with the production and facilitation of live events (e.g., in-person championship events).

●	Non-cash weekly race prizing for winners of the ELeague up to an aggregate value of $10,000 per year

●	Cash amounts as unanimously agreed by the Members for the prize fund, which prize fund the ETeams will also contribute to as mutually agreed.

●	Each ETeam will be allowed a maximum of four (4) different race vehicle liveries in total for use on its race vehicles per season free of charge, to be allocated amongst such ETeam’s race vehicles as determined by the ETeam. Beyond that, any additional race vehicle livery update will be charged by 704Games to the applicable ETeam (approximate cost is $4,500 per race vehicle livery update).

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EXHIBIT F

RTAP DELIVERABLES

●	Granting of ETeam owners’ relevant intellectual property rights to the Company on a non-exclusive basis for promotion and marketing of the ELeague.

●	Full-year commitment and participation of an ETeam will consist of resources to support two (2) race cars/EDrivers (one for each gaming platform of Xbox and PlayStation) throughout each season (including draft and the race schedule, or such other event schedule as determined by the Company).

●	Digital/social media promotion of ETeam and the ELeague (including on ETeam websites and social media outlets) for approximately twenty (20) weeks (ETeams will use reasonable, good faith efforts to include Cup Series driver websites and social media outlets to the above).

●	RTAP members who own ETeams will also commit (through the end of the 2020 Cup Series season) to utilize the “contingency space” on their respective Cup Series race cars at least one (1) Cup Series race to promote the ELeague (to be determined by the RTAP Member in its sole discretion but after meaningful consultation with the Company).

●	Facilitation of annual ETeam/EDriver agreements, including equivalent payment for services for two (2) EDrivers – payment will be capped at Seven Thousand Five Hundred Dollars ($7,500) per EDriver and contributed to the eNHPL prize pool.

●	Payment of expenses associated with ETeam participation in the ELeague, including EDriver travel and accommodations when necessary (up to $5,000 per EDriver).

●	NASCAR Cup Series driver appearances, as well as Team President and/or Team Owner appearances at select ELeague events, subject to mutually agreed upon scheduling.

●	Cup Series team and ETeam merchandise for weekly ELeague prizing (the “open” tier of competition structure), as mutually agreed upon.

●	Cash amounts as unanimously agreed by the Members for the prize fund, which prize fund the ETeams will also contribute to as mutually agreed.

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